As filed with the Securities and Exchange Commission on February 12, 1998

                                                      Registration No. 333-41459
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------
                                AMENDMENT NO. 1
                                       ON
                                   FORM SB-2*
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                      TEL-COM WIRELESS CABLE TV CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            FLORIDA                                         59-3175814
-------------------------------                       ----------------------
(State or other jurisdiction of                           (IRS Employer
 incorporation or organization)                       Identification Number)



                             1506 N.E. 162ND STREET
                        NORTH MIAMI BEACH, FLORIDA 33162
                                 (305) 947-3010
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               -------------------

                                  MELVIN ROSEN
                                    PRESIDENT
                      TEL-COM WIRELESS CABLE TV CORPORATION
                             1506 N.E. 162ND STREET
                        NORTH MIAMI BEACH, FLORIDA 33162
                          TELEPHONE NO. (305) 947-3010
                          FACSIMILE NO. (305) 919-8154
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -------------------

                          COPIES OF COMMUNICATIONS TO:

                              DALE S. BERGMAN, P.A.
                                BROAD AND CASSEL
                    201 SOUTH BISCAYNE BOULEVARD, SUITE 3000
                              MIAMI, FLORIDA 33131
                          TELEPHONE NO. (305) 373-9400
                          FACSIMILE NO. (305) 373-9443

                         -------------------------------
                  Approximate date of commencement of proposed
                sale to the public: From time to time after this
                    Registration Statement becomes effective.
                           ---------------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

* Pursuant to discussions with the staff of the U.S. Securities and Exchange Commission, this Registration Statement serves as an amendment to the Registrant's Registration Statement on Form S-3 (File No. 333-41459).

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                   CALCULATION OF REGISTRATION FEE
========================================================================================================
                                             PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
         TITLE OF SHARES      AMOUNT TO       OFFERING PRICE       AGGREGATE OFFERING     REGISTRATION
        TO BE REGISTERED    BE REGISTERED      PER SHARE(1)             PRICE(1)               FEE
--------------------------------------------------------------------------------------------------------
Common Stock,                 1,934,643          $2.53                $4,894,646           $1,443.00
  $.001 par value              shares
--------------------------------------------------------------------------------------------------------
Common Stock,                  225,000           $5.75                $1,293,750             $381.66
  $.001 par value(2)           shares
--------------------------------------------------------------------------------------------------------
Common Stock,                  350,000        300,000 @ $2.50           $750,000             $221.25
  $.001 par value(3)           shares          50,000 @ $1.00           $ 50,000             $ 14.75
--------------------------------------------------------------------------------------------------------
      TOTAL:..........................................................................     $2,060.66
========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) using the average of the high and low prices reported for the Company's Common Stock as of February 10, 1998 and Rule 457(g)(1) with respect to the various warrants.

(2) Represents shares issuable upon the exercise of certain warrants issued to the Company's private placement agent, as more fully set forth on the cover page of the Prospectus included herein. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrants.

(3) Represents shares issuable upon exercise of certain warrants issued to the Company's financial consultant and subsequently assigned to certain assignees, as more fully set forth on the cover page of the Prospectus included herein. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrants.

      Pursuant to Rule 429, this Registration Statement serves as Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form SB-2 (File No. 33-88788-A) relating to (i) 2,010,000 shares of Common Stock issuable upon exercise of redeemable Common Stock purchase warrants sold in the Company's May 1995 initial public offering ("IPO") (the "IPO Warrants"), (ii) 100,000 shares of Common Stock issuable upon exercise of 100,000 Underwriter's Stock Warrants issued to the underwriter of the IPO, (iii) 140,000 shares of Common Stock and 140,000 IPO Warrants issuable upon exercise of 140,000 Underwriter's Warrants issued to the underwriter of the IPO, and (iv) 140,000 shares of Common Stock underlying said 140,000 IPO Warrants.

================================================================================

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED February 12, 1998

PROSPECTUS

                                4,899,643 SHARES

                            TEL-COM WIRELESS CABLE TV
                                   CORPORATION
                                  COMMON STOCK

         This Prospectus relates to an aggregate of 4,899,643 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of Tel-Com Wireless Cable TV Corporation, a Florida corporation (the "Company") proposed to be sold from time to time by certain shareholders of the Company (the "Selling Shareholders"), consisting of the following: (i) 1,934,643 of the shares consist of issued and outstanding shares of Common Stock of the Company,
(ii) 225,000 of the Shares are issuable upon exercise of certain warrants issued to the Company's private placement agent in connection with the Company's 1994 Private Placement ("Private Placement Warrants"), and (iii) 50,000 of the Shares are issuable upon exercise of a like number of one-year warrants having an exercise price of $1.00 per share, 200,000 of the Shares are issuable upon exercise of a like number of one-year warrants having an exercise price of $2.50 per share, and 100,000 of the Shares are issuable upon exercise of a like number of three-year warrants exercisable at $2.50 per share, all such warrants ("Consultants Warrants") having been issued to the Company's financial consultant pursuant to a Consulting Agreement entered into by the Company and said consultant as of July 24, 1997 and subsequently assigned to certain assignees ("Consultant's Assignees"). See "Recent Developments," "Selling Shareholders" and "Description of Securities." The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders but will receive up to an aggregate of approximately $1,552,500 upon exercise of the Underwriter's Warrants and the Consultant's Warrants.

         The Selling Shareholders have advised the Company that they may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market or on any other exchange on which the Common Stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

         This Prospectus also covers (i) 2,010,000 shares of Common Stock issuable upon exercise of redeemable Common Stock purchase warrants sold in the Company's May 1995 initial public offering ("IPO") ("IPO Warrants"), (ii) 100,000 shares of Common Stock issuable upon exercise of 100,000 Underwriter's Stock Warrants issued to the underwriter of the IPO, (iii) 140,000 shares of Common Stock and 140,000 IPO Warrants issuable upon exercise of 140,000 Underwriter's Warrants issued to the underwriter of the IPO, and (iv) 140,000 shares of Common Stock underlying said 140,000 IPO Warrants. See "Description of Securities."

         The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "TCTV." On February 10, 1998, the last reported sales price of the Common Stock on the Nasdaq SmallCap Market was $2.625 per share.

                              ---------------------
                  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A
                   DISCUSSION OF CERTAIN RISKS THAT SHOULD BE
               CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.
                              ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and may also be obtained from the Commission's website located at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq SmallCap Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the fees prescribed by the Commission, or may be examined without charge at such facilities. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION, FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                   THE COMPANY

GENERAL

         Tel-Com is a developer, owner and operator of wireless cable television systems in Costa Rica and Wisconsin. Wireless cable television is provided to subscribers by transmitting designated frequencies over the air to a small receiving antenna at each subscriber's location. The Company provides television and related cable services for multiple dwelling units, commercial locations and single family residences.

         Since wireless cable systems do not require an extensive network of coaxial cable and amplifiers, their capital cost per installed subscriber is significantly less than that for hard-wire cable systems. In addition, operating costs of wireless cable systems are generally lower than those of comparable hard-wire cable systems due to lower network maintenance and depreciation expense. As a result of lower capital and operating costs, Tel-Com is generally able to charge less for its standard cable packages than the amount charged for comparable service provided by its hard-wire cable competition.

         THE COSTA RICAN SYSTEM. The Company acquired certain rights to up to 18 pay television broadcast channels in Costa Rica in February 1996 (the "Costa Rica Acquisition"). Three channels are UHF frequencies (Channels 56, 58 and 60), three are "superband" frequencies (Channels 35, 37 and 39), and twelve are microwave frequencies similar to those used in the LaCrosse system described below. The Company's transmission equipment is located on a leased tower site on a mountaintop approximately 12,000 feet above sea level and 10,000 feet above the San Jose Central Valley. From this site, the Company is capable of broadcasting its signals over a radius of more than 100 miles.

         As of December 31, 1997, the Company had approximately 4,500 subscribers in the Costa Rican System. Costa Rica has a population of over 3,350,000 and over 750,000 households which are capable of receiving the Company's signals. Unlike most of the United States, Costa Rica has very low cable penetration. An estimated 60,000 households - less than 10% of the population - have cable or pay television of any kind. By contrast, in the United States, over 70% of households have access to cable television. A large majority of the uncabled households in Costa Rica currently have access to cable television only through Tel-Com's system.

         In addition to the country's 22 "off-air" VHF/UHF channels, the Company currently offers six channels of pay television in Costa Rica: HBO-Ole, Cinemax, Sony Entertainment,

Warner Brothers Network, Fox Sports International and Discovery Channel. Each subscriber receives an addressable set-top converter and remote control, as well as an antenna which is installed on the roof to receive the Company's television signals. Monthly subscription fees are currently $15 to $19.50 per month, depending on the programming package.

         In Costa Rica, the Company emphasizes its picture quality and the reliability of its wireless transmission. Because the Company transmits its television signals via VHF and UHF frequencies instead of microwave frequencies which are typically used in wireless cable operations, the Costa Rican System does not require line-of-sight between the transmission point and the subscriber. The Company believes that it provides a high-quality, price-competitive alternative to hard-wire cable services in Costa Rica.

         The Company plans to undertake efforts to increase its subscriber base in Costa Rica, although there can be no assurances that the Company will be successful in such endeavor.

         THE LACROSSE, WISCONSIN SYSTEM. The Company operates a wireless cable television system in LaCrosse, Wisconsin (the "LaCrosse System"). The LaCrosse System began transmitting programming in December 1994 and, as of December 31, 1997 had approximately 1,200 subscribers. There are approximately 70,000 households within the LaCrosse System's 25-mile signal pattern. The System currently offers 22 channels, consisting of 17 wireless cable channels and five
(5) local "off-air" (VHF/UHF) broadcast channels. In addition, the Company has entered into lease agreements for Instructional Television Fixed Service ("ITFS") excess capacity for eight additional channels for use in the LaCrosse
System: four (4) channels with each of the Shekinah Network and the Morningstar Educational Network.

         Monthly subscription fees for the LaCrosse System start at $23.50 for basic programming, including a premium movie channel. This monthly fee is significantly below what the two "hard-wire" cable companies in LaCrosse charge for their equivalent programming packages. In LaCrosse, the Company focuses its marketing efforts on the reliability of its service. The Company provides 24-hour per day service, with rapid response time on incoming telephone calls, and flexible installation scheduling. In LaCrosse, the Company has positioned itself as a reliable, cost-effective alternative to traditional hard-wire cable operations, which presently serve over 50% of the area's 70,000 households within the area's 25-mile radius.

         The Company's management expects to need additional financing for the expansion of its business, and to support working capital requirements in future years. The Company currently is exploring financing alternatives to allow the Company to finance such expansion, although there can be no assurance that such financing alternatives will be available to the Company or will be available on terms favorable to the Company. Such financing may take the form of an investment in equity securities or convertible debt securities of the Company, and may result in dilution to the Company's shareholders.

         The principal executive offices of the Company are located at 1506 N.E. 162nd Street, North Miami Beach, Florida 33162, and its telephone number is
(305) 947-3010.

RECENT DEVELOPMENTS

         COSTA RICA ACQUISITION - DEBT RESTRUCTURING. On February 12, 1997, the Company and the seller under the Costa Rica Acquisition ("Seller") entered into an agreement providing for the restructuring of the $2 million note given by the Company to Seller as part of the payment for the acquisition of Canal 19. This agreement was amended and restated by a letter agreement dated February 21, 1997. The agreement, as amended and restated, provided for the Company to make a payment of $625,000 toward reduction of the principal balance of the note on or before March 7, 1997. The remaining principal balance, plus accrued interest thereon, was to be paid on or before February 23, 1998, provided that, with an additional payment of $100,000, the Company could extend such maturity date for an additional period of six months. The Company paid Seller a deposit of $50,000 on February 24, 1997. The $50,000 deposit was to be applied toward the principal balance of the note provided, however, that if the $625,000 principal reduction payment was not timely paid, Seller could retain such deposit. The Company failed to pay the $625,000 payment and the Seller therefore retained the $50,000 deposit.

         On May 19, 1997, the Company entered into a Debt Restructuring Agreement ("Debt Restructuring Agreement") with the Seller for the restructuring of the $2 million debt into a secured Convertible Debenture to mature in 12 months with interest to accrue at 12% per annum (7% to be paid monthly and 5% at maturity) (the "Convertible Debenture" or "Debenture"). The adjusted principal amount of the Convertible Debenture is $2.1 million plus certain expenses owed or reimbursable to Seller at the issue date of the Debenture. At the Company's option, $1 million of this amount may be extended for an additional period of 12 months with interest to accrue on such amount at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity). The Seller has the option, exercisable within six months of the issue date of the Debenture, to extend the Debenture an additional 12 months, in which event, commencing on the first day of the 13th month after the issue date of the Debenture, one-half of the principal amount will accrue interest at 12% per annum (7% to be paid monthly in arrears and 5% to be paid at maturity) and one-half of the principal amount will accrue interest at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity).

         As consideration for the debt restructuring described above, the Company agreed to issue to the Seller (i) 180,000 shares of the Company's common stock with piggy-back registration rights, (ii) a warrant to purchase 500,000 shares at $1.00 per share (the "$1.00 Warrant"), and (iii) a warrant to purchase 500,000 shares at $5.00 per share (the "$5.00 Warrant") (the $1.00 Warrant and the $5.00 Warrant collectively referred to as the "Debenture Warrants"). Under the Agreement, the Seller received the right to nominate two members to the Company's Board of Directors until such time as Seller exercised the conversion rights under the Convertible Debenture and received a release from any liability in connection with the Costa Rica Acquisition.

         The Convertible Debenture is convertible by Seller into the Company's Common Stock at any time after the issue date prior to payment of the Debenture on at least 30 days' advance notice to the Company. The conversion price is equal to the lesser of (1) $.50 per share of Common Stock or (2) a price per share of common stock, equal to the average of the closing "bid" for the Company's common stock, as reported on Nasdaq, for the five trading days immediately prior to the conversion date. The Company is obligated to reserve for issuance upon conversion a sufficient number of shares of common stock and register such reserved shares and maintain an effective registration statement for such shares.

         Although it is anticipated that the Seller will convert the Convertible Debenture before its due date, until such conversion, if the Company defaults in its obligations under the Convertible Debenture, then Seller will be entitled to a transfer of all stock of the Costa Rican entities involved in the Costa Rica Acquisition and the right to purchase all capital assets of the Company in Costa Rica for fair market value. The capital assets of the Company in Costa Rica consist primarily of subscriber contracts, transmission equipment and subscriber reception equipment necessary for the operation of the Costa Rican wireless cable television service.

         Upon consummation of the Debt Restructuring Agreement, Fernand Duquette and Richard Vega resigned from their positions as directors of the Company, and Fernand Duquette additionally resigned as the Company's President and Chief Executive Officer. The Seller and his designee, Samuel H. Simkin, were appointed to the Company's Board of Directors and Seller was appointed the Company's President and Chief Executive Officer. As a result, a change in control of the Company is deemed to have taken place.

         ACQUISITION OF MAJORITY INTEREST IN FIFTH AVENUE CHANNEL, INC. On November 20, 1997, the Company reached an agreement in principle to acquire 60% of the capital stock of The Fifth Avenue Channel, Inc. (the "Channel"), which plans to premiere a new 24-hour luxury lifestyles television channel in the Spring of 1998. Although consummation of the transaction is subject to the execution and delivery of a definitive written agreement, it is anticipated that the transaction will be structured as follows: Shares of common stock of the Channel will be purchased from Melvin Rosen, the Company's President and Chief Executive Officer, and International Broadcast Corporation ("IBC") in exchange for 200,000 shares of the Company's Common Stock to be issued on a pro-rata basis at closing and up to an additional 400,000 shares of the Company's Common Stock which will be issuable to Mr. Rosen and IBC, also on a pro-rata basis, based upon future performance of the Channel. Following the acquisition, Mr. Rosen and IBC will continue to be minority shareholders in the Channel along with Ivana Trump, who will continue to serve as its Chairman of the Board. Ms. Trump is expected to serve as the hostess of the Channel.

                              TERMS OF THE OFFERING

SECURITIES OFFERED

         Up to 4,899,643 shares of the Company's Common Stock are being registered hereunder for the account of certain Selling Shareholders, including
(i) 1,934,643 of the shares consist of issued and outstanding shares of Common Stock of the Company, (ii) 225,000 of the Shares are issuable upon exercise of the Private Placement Warrants, and (iii) 50,000 of the Shares are issuable upon exercise of a like number of one-year warrants having an exercise price of $1.00 per share, 200,000 of the Shares are issuable upon exercise of a like number of one-year warrants having an exercise price of $2.50 per share, and 100,000 of the Shares are issuable upon exercise of a like number of three-year warrants exercisable at $2.50 per share, all such warrants collectively constituting the Consultants Warrants.

USE OF PROCEEDS

         The Company will receive no proceeds from the sale of any of or all of the Shares of Common Stock being offered by the Selling Shareholders hereunder, but may receive an aggregate of approximately $1,552,500 upon exercise of all of the Warrants and the Consultant's Warrants. See "Use of Proceeds."

OUTSTANDING SHARES

         As of February 10, 1998, the Company had 4,009,643 shares of Common Stock and no shares of preferred stock outstanding.

                           FORWARD-LOOKING STATEMENTS

         The Company cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this Prospectus or that are otherwise made by or on behalf of the Company. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may cause or contribute to such difference in results include, but are not limited to, those discussed in the sections captioned "Risk Factors" below as well as those discussed elsewhere in this Prospectus and from time to time in the Company's filings with the Commission.



--------

         1. Excludes up to 3,965,000 shares of Common Stock issuable upon exercise of outstanding warrants and up to 4,732,000 shares of Common Stock issuable upon conversion of the Company's Convertible Debenture.

                                  RISK FACTORS

         THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE INVESTING IN THE COMMON STOCK, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

         LIMITED OPERATING HISTORY: OPERATING LOSSES: ACCUMULATED DEFICIT AND LIMITED FUNDS: GOING CONCERN ISSUES. The Company was organized in May 1993 and commenced operations, on a limited basis, in September 1994. For the year ended December 31, 1996, the Company incurred operating losses aggregating $1,382,214. The Company's accumulated deficit at September 30, 1997 was $3,992,180. The Company had a net loss of $1,707,332 for the nine months ended September 30, 1997, in comparison to $931,239 during the same period in 1996. This net loss reflects the continued build-up of operations in Costa Rica, the operation of the Lacrosse system, and the professional services necessary to assure compliance with FCC, SEC and Costa Rican regulation. The net loss for the 1997 period also includes $805,000 of non-recurring financial and public relations consulting service costs that were not incurred in the comparable nine month period ended September 30, 1996. The Company expects to continue experiencing net losses while it develops and expands its wireless cable systems and the to-be acquired Fifth Avenue Channel. The Company's financial resources are limited and have to date been depleted through expansion and losses sustained by the Company since its inception. The Company's expansion activities and net losses have placed substantial pressure on the working capital and liquidity of the Company. The Company is currently experiencing a cash shortage. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. The ability of the Company to finance its activities and growth will depend on its ability to procure additional financing and achieve a profitable level of operations. There can be no assurance that such financing can be obtained. No assurance can be given that the Company will generate substantial revenues or that the Company's business operations will prove to be profitable. The Company's operations are subject to all of the risks inherent in the establishment of a new business, particularly one in the highly competitive pay television industry. The likelihood of the success of the Company must be considered in light of its limited financial resources and the problems, expenses, difficulties, complications and delays. frequently encountered in connection with establishing a new business, including, without limitation, market acceptance of the Company's services, regulatory problems, unanticipated expenses and competition. There can be no assurances that the Company's business will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         COMPETITION; PHYSICAL LIMITATIONS OF WIRELESS CABLE TRANSMISSION. The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, such as traditional hard-wire cable companies, satellite receivers, direct broadcast satellites ("DBS") and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder industry. In areas where a number of local off-air VHF/UHF broadcast signals can be received without the benefit of cable television, cable television systems have also experienced competition from the availability of broadcast signals generally and have found market penetration more difficult. Several actual and potential competitors have greater financial, marketing, and other resources than the Company.

         Wireless cable programming is transmitted through the air via microwave frequencies that generally require a direct "line-of-sight" from the transmitter facility to the subscriber's receiving antenna. In communities with dense foliage, hilly terrain, tall buildings or other obstructions in the transmission path, transmission may be blocked at certain locations without the use of signal repeaters known as "beam-benders." Traditional hard-wire cable systems deliver the signal to a subscriber's location through a network of coaxial cable and amplifiers and do not require a direct line-of-sight for transmission and, therefore, may have a competitive advantage over the Company in those areas where the reception of wireless cable transmissions is difficult or impossible. In addition, in limited circumstances, extreme adverse weather could damage wireless cable transmission and receiver antennas as well as transmission site equipment. Such conditions would not similarly affect hardwire cable systems.

         Wireless cable programming can only be transmitted in the United States on the frequencies made available for wireless cable by the FCC. Currently, and until the commercial availability of digital compression technology, the number of channels of cable television programming that can be provided to subscribers of wireless cable systems is limited to 33. Hard-wire cable systems are not limited in this regard and frequently offer more channels of cable television programming than wireless cable systems. Satellite receivers and DBS have the capability of delivering over 100 channels of programming.

         Digital capability is ultimately essential for wireless to compete with hard-wire cable. The ability to offer substantially more programming utilizing existing wireless cable channel capacity is dependent on effectively deploying digital compression technology. Digital compression technology has only recently become commercially available to the wireless cable industry. The Company does not expect, for financial and other reasons, to be able to deploy such technology for several years.

         It is expected that the cost of digital compression equipment will exceed the cost of analog equipment. There can be no assurance that the Company will have the financial resources to successfully deploy digital technology, or that cost-effective digital compression equipment will be available to the Company. Failure by the Company to deploy digital technology could have a material adverse effect on its operating results and business expansion.

         Unlike hard-wire operators, wireless cable operators who do not hold licenses to the frequencies in their markets have to lease the wireless cable channels on which they transmit their programming from channel license holders. Leases generally require the operator to pay the lessor a fee based on a percentage of subscription revenues, averaging approximately 5%, or, if greater, a minimum monthly fee. Although hard-wire operators do not have to lease channels, they do have to pay franchise fees generally on all gross revenues from cable system operations (as compared to only subscription revenues in the case of wireless cable), typically in the range of 3% to 5%, an expense that is not incurred by wireless operators. Programming is generally available to traditional hard-wire and wireless operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis.

         Certain hard-wire cable operators have announced their intention to develop interactive features for use by their subscribers, such as shopping via video catalogs and playing video games with neighbors. Interactive services are not currently available for wireless cable. The Company believes that the same manufacturers who currently are developing digital compression converters for both hard-wire and wireless cable will also make new developments in interactivity available to both industry segments. The FCC has designated a return path channel for use in connection with interactive services which may be offered by wireless cable operators. The Company believes that, if it is economically feasible to do so, wireless cable systems can include two-way interactivity. There can be no assurance that interactive services will be made available for wireless cable systems and, therefore, to the extent such services are available on hard-wire cable systems, the Company could be at a competitive disadvantage.

         Legislative, regulatory and technological developments may result in additional and significant new competition, including competition from local telephone companies. No assurance can be given that the Company will compete successfully with hard-wire cable and other pay television systems, or otherwise. See "Business."

         NEED FOR ADDITIONAL FINANCING FOR GROWTH. The growth of the Company's business will require investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and new system development. There can be no assurance that the Company will be able to procure additional capital or generate sufficient revenues to fund its operations after such period. Although the Company is actively pursuing additional financing alternatives, the Company has no arrangements or commitments for additional capital, and there can be no assurance that the Company will be able to raise such capital. The development of, and expansion into, new markets will require additional financing, which may not be available on satisfactory terms, if at all. Failure to obtain such additional financing could adversely affect the growth of the Company. The Company does not currently have any available bank credit facilities. There can be no assurance that any additional required or desired financing will be available, through bank borrowings, debt or equity offerings, or otherwise, on acceptable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Company paid part of the purchase price in connection with the Costa Rica Acquisition by delivery to the Seller of a promissory note in the principal amount of $2,000,000. Principal, and accrued but unpaid interest if any, on this note was due and payable on February 23, 1997. The payment of this promissory note was secured by all of the shares of stock acquired by the Company in the Costa Rica Acquisition. The Company was unable to raise additional debt or equity capital to fund the $2,000,000 payment that was due in February 1997. As a result, the Company entered into negotiations with the holder of said note, which negotiations ultimately resulted in a restructuring of this debt pursuant to the terms of the Debt Restructuring Agreement. Although the holder of the Convertible Debenture has expressed an intention to convert the Debenture to Common Stock before its due date, until such conversion has occurred, there is the possibility that the Company could lose all of its rights to the broadcast licenses for the Costa Rica system if the Company defaults under the Debt Restructuring Agreement. Such loss would have a material adverse effect on the Company.

         In March 1996, the Company was the successful bidder on broadcast licenses for two (2) additional U.S. wireless cable markets (Wausau and Stevens Point, Wisconsin) for which it has met its 20% partial payments obligations. The total price for the licenses will be $1,189,351, plus interest payments. The Company paid the initial 20% deposit in the total amount of $237,872 for the two licenses. The balance of the winning bids is payable in quarterly installments for a 10 year period running from the date that the license is conditionally issued.

Interest only payments must be made for the first two years.

         The grant of the Wisconsin licenses is conditioned on the Company fully and timely meeting its quarterly payment obligations, and the development of operating systems within 18 months of the grant of each license. The Company is unable to predict the exact date by which such systems must be operational, since it does not know when the licenses will be conditionally issued by the FCC. The Company estimates that the cost of developing a fully operational system in each market would be approximately $1,200,000 per system. As of the date of this Prospectus, the Company has not taken any steps to develop these systems. Development of these markets, and the funding of the acquisition price for the licenses, will require additional debt or equity financing, which may not be available to the Company on acceptable terms, if at all. The Company has no arrangements or commitments for such future financing, and there can be no assurance that the Company will be able to raise such capital. Failure to obtain such additional financing could cause a forfeit of the licenses and could adversely affect the financial position and growth of the Company.

         Additionally, the Company was the successful bidder on the broadcast license for the Hickory-Lenoir-Morganton North Carolina market (the "Hickory License"), and made the initial 10% down payment on said license. However, on September 1, 1996, the balance of the Hickory License deposit was defaulted. As a result, a maximum default payment of three percent of the defaulting bidder's bid amount would be due to the FCC. In addition, the Company may be liable to the FCC for the difference between the Company's winning bid and a lower winning bid received by the FCC in a subsequent auction of this license. The FCC has not yet announced plans to re-auction the Hickory License.

         To the extent that future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of Common Stock. Additional debt could result in a substantial portion of the Company's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render the Company more vulnerable to competitive pressures and economic downturns. The Company's future capital requirements will depend upon a number of factors, many of which are not within the Company's control, including programming costs, capital costs, marketing expenses, staffing levels, subscriber growth and competitive conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

         IMPEDIMENTS TO PROPOSED EXPANSION. The Company has adopted a business strategy which includes, in part, significant growth through the development of the Costa Rican System. The Company's proposed expansion will be dependent on, among other things, the availability of channel license rights on terms and conditions acceptable to the Company, if at all; successful development and construction of operating systems; the availability of suitable management and other personnel; the Company's general ability to manage growth; and the availability of adequate financing. The Company's management will be responsible for the selection of expansion opportunities in its sole discretion and shareholders will not be presented with advance information regarding expansion opportunities or the ability to approve or disapprove system expansion opportunities. There can be no assurance that the Company will be successful in its proposed business strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

         RISK OF LOSS OF LICENSE RIGHTS. There is a substantial risk of loss of the Company's rights to the two new Wisconsin licenses. The two new Wisconsin licenses are conditionally granted subject to the full and timely payment of the purchase price, and development of operating systems within specified time periods. The Company does not currently have the capital to fund its purchase or development obligations. Additionally, the holder of the Convertible Debenture has indicated his intent to convert the Debenture to Common Stock before its due date, there is, until such conversion is effectuated, risk of loss of the Company's rights to its licenses in Costa Rica in the event that the Company is unable to make the required payments when due pursuant to the Debt Restructuring Agreement involving part of the purchase price in the Costa Rica Acquisition. Failure to raise the necessary capital to fund the Company's obligations with respect to the new Wisconsin licenses and/or the Convertible Debenture may cause the Company to lose such license rights and could have a material adverse effect on the Company's financial condition, results of operations and prospects for growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

         SIGNIFICANT OUTSTANDING INDEBTEDNESS. The Company has incurred significant indebtedness in connection with the acquisition of its Costa Rican operations. Of the Company's total indebtedness, $2,000,000 was incurred in connection with the acquisition of the wireless cable system in Costa Rica. Two million dollars of the purchase price for the Costa Rica Acquisition was paid in the form of a promissory note due February 23, 1997, secured by a pledge of all of the shares of stock acquired by the Company in the Costa Rica Acquisition. The Company defaulted on its obligations under this promissory note, resulting in a negotiated restructuring of the debt pursuant to the terms of the Debt Restructuring Agreement. If the Company defaults under the Debt Restructuring Agreement, the holder could foreclose on all of the stock acquired by the Company in the Costa Rica Acquisition. Although the holder of the Convertible Debenture has indicated his intent to convert the Debenture to Common Stock before its due date, and although the Company anticipates that it will repay its outstanding indebtedness out of cash flow from operations, existing cash resources, the proceeds from the exercise of the Warrants, future debt or equity financings, or a combination thereof, there can be no assurance that the Company will have the financial resources to repay such amounts when due or that the Company will be able to raise additional capital to satisfy its outstanding indebtedness. The Company does not have a bank line of credit and there can be no assurance that any required or desired financing will be available, through bank borrowings, debt or equity offerings, or otherwise, on acceptable terms. There can be no assurance that the Company will receive significant proceeds, if any, from the exercise of the Warrants, the Debenture Warrants, or the Consultant's Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         DEPENDENCE ON KEY INDIVIDUALS. The Company's development and success depends upon the continued contributions of its newly installed executive officers, particularly Melvin Rosen, President of the Company and Samuel H. Simkin, Vice President of the Company. The loss of the services of either Mr. Rosen or Mr. Simkin could have a material, adverse effect on the Company. The Company has not entered into employment agreements with either Mr. Rosen or Mr. Simkin. The Company's success is also dependent upon its ability to attract and retain qualified employees to meet the Company's needs during its growth. See "Management."

         TERMINATION OR EXPIRATION OF CHANNEL LICENSES. FCC licenses for U.S. wireless cable channels generally must be renewed every 10 years, and there is no automatic renewal of such licenses. The U.S. channel licenses owned by the Company expire at different times beginning in 2001. In the United States, channel licenses are subject to non-renewal, revocation or cancellation for violations of the Communications Act of 1934, as amended (the "Communications Act") or the FCC's rules and policies. Under Costa Rican law, licenses are granted for a limited time, but are automatically extended by payment of certain corresponding dues, provided that the functioning and installation of the station are adjusted to the stipulations of the relevant regulations. The termination of, or failure to renew, a channel license would result in the Company's being unable to deliver television programming on any such channel and could have a material adverse effect on the Company. See "Business-Government Regulation."

         GOVERNMENT REGULATION. The business of the Company in the United States is subject to regulation by the FCC and other regulatory agencies. The Company's Costa Rican operations are subject to regulation under Costa Rican law.

         In the United States, the wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act. The Communications Act empowers the FCC, among other things: to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control over such licenses; to determine the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity requirements on wireless cable operators. Applications for renewal of licenses must be filed within a certain period prior to expiration and there is no automatic renewal of such licenses. Petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation, cancellation or non-renewal for violation of the Communications Act or the FCC's rules and policies.

         The retransmission of local off-air VHF/UHF broadcasts is regulated by the United States Copyright Office (the "U.S. Copyright Office") pursuant to the Copyright Act of 1976, as amended (the "Copyright Act"). Secondary transmission of a broadcast signal is permissible only if approved by the copyright holder or if subject to compulsory licensing under the

Copyright Act. The U.S. Copyright Office has taken the position that, effective January 1, 1995, wireless cable operators, unlike traditional hard-wire cable operators, will not be "cable systems" entitled to a compulsory license under the Copyright Act. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), local broadcasters may require that cable operators obtain their consent before retransmitting local off- air VHF/UHF broadcasts. The Company has obtained such consent for the one broadcast signal in its LaCrosse, Wisconsin system that the Company is retransmitting on a wireless cable channel. There can be no assurance that such consents will not be required in the Company's future markets, if any, or that the Company will be able to obtain such consents on terms satisfactory to the Company, if required.

         Television operations in Costa Rica are regulated mainly by the Radio and Television Law - LEY DE RADIO Y TELEVISION, No. 1758 of 19 June 1954, as amended (the "Law"); the Regulation of Wireless Stations - REGLAMENTO DE ESTACIONES INALAMBRICAS, No. 63 of 11 December, 1956,- and the Broadcasting Rule of Atlantic City and the International Agreements Regarding Broadcasting executed in Washington, D.C., on March of 1949, which have been ratified by the Congress of Costa Rica. According to the Law, television operations can only be established, conducted and exploited by means of a concession granted by the Radio Control Office ("RCO"), upon payment of the taxes and completion of all formal requirements imposed by the Law. Once the concession is granted, the RCO will periodically control and supervise its operation. In order to verify that the terms and conditions of the concession are being fulfilled, the RCO is authorized to visit and inspect the place of business of the concessionaire at any time. If there is any incorrect technical functioning, the licensee, within forty-eight hours, must reestablish the concession to its original terms under penalty of cancellation of the license.

         The Law establishes that licenses are granted for a limited time, but they are automatically extended by payment of the corresponding dues, provided that the functioning and installation of the station are adjusted to the stipulations of the Law. The transfer or alienation of the right to a frequency is permitted only with the previous authorization of the RCO, which means that a formal request has to be submitted to the RCO on these terms.

         Article 3 of the Law requires that concessionaires have not less than 65% Costa Rican ownership. The Company has been advised by its Costa Rican counsel that this provision is not being actively enforced and that there is a decision from the Constitutional Court declaring a similar provision in a related law (LEY DE MEDIOS DE DIFUSION Y AGENCIAS DE PUBLICIDAD) to be unconstitutional. However, based on Costa Rican counsel's recommendation, the Company structured its ownership of these licenses to be indirect through a tiered subsidiary structure of Costa Rican corporations to provide for 100% Costa Rican ownership of the companies holding the licenses, which the Company believes adequately meets all requirements of Costa Rican law. However, in the event this structure is not acceptable to the government, an alternate ownership structure would have to be implemented, which could have a material adverse effect on the Company.

         Wireless cable operators are also subject to regulation by the Federal Aviation Administration with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that the Company will not be required to incur additional costs in complying with such regulations and restrictions. Due to the regulated nature of the cable industry, the Company's growth and operations may be adversely impacted by the adoption of new, or changes to, existing laws or regulations or the interpretations thereof. See "Business-Government Regulation."

         IMPACT OF RECENTLY ENACTED LEGISLATION. The recently enacted Telecommunications Act of 1996 (the "1996 Act") could have a material impact on the wireless cable industry and the competitive environment in which the Company operates. The 1996 Act will result in comprehensive changes to the regulatory environment for the telecommunications industry as a whole. The legislation will, among other things, substantially reduce regulatory authority over cable rates. Another provision of the 1996 Act will afford hard-wire cable operators greater flexibility to offer lower rates to certain of their subscribers, and would thereby permit cable operators to offer discounts on hard-wire cable service to the Company's subscribers or prospective subscribers. The legislation will permit telephone companies to enter the video distribution business, subject to certain conditions. The entry of telephone companies into the video distribution business, with greater access to capital and other resources, could provide significant competition to the wireless cable industry, including the Company. In addition, the legislation will afford relief to the Direct Broadcast Satellite ("DBS") industry by exempting DBS providers from local restrictions on reception antennas and preempting the authority of local governments to impose certain taxes. The Company cannot predict the substance of rules and policies to be adopted by the FCC in implementing the provisions of the legislation. See "Business-Government Regulation."

         RISKS OF INTERNATIONAL OPERATIONS. A significant percentage of the Company's revenues, on a consolidated basis, is derived from the operations of its wholly-owned subsidiary in Costa Rica. These revenues are subject to the risks normally associated with international operations which include, without limitation, difficulties in staffing and managing foreign operations, losses from currency conversion and fluctuating exchange rates, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad, complications in complying with foreign laws and changes in regulatory requirements, and cultural differences in the conduct of business. There can be no assurance that these factors will not have a material adverse effect on the Company's business, operating results, and financial condition. See "Business."

         DEPENDENCE ON PROGRAM MATERIAL AGREEMENTS. In connection with its distribution of television programming, the Company is dependent on fixed-term contracts with various program suppliers. Although the Company has no reason to believe that any such contracts will be canceled or will not be renewed upon expiration, if such contracts are canceled or not renewed, the Company will have to seek program material from other sources. There is no assurance that other program material will be available to the Company on acceptable terms or at all or, if so available, that such material will be acceptable to the Company's subscribers. The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of sale of programming. However, no such protections are available in international markets. See "Business."

         CONFLICTS OF INTEREST. Conflicts of interest could arise in the negotiation of the terms of any transaction between the Company and its shareholders, officers, directors or affiliates. The Company has no plans or arrangements, including the hiring of an independent third party, for the resolution of disputes between the Company and such persons, if they arise. The Company and its public shareholders could be adversely affected should such individuals choose to place their own interests before those of the Company. No assurance can be given that conflicts of interest will not cause the Company to lose potential opportunities, profits, or management attention. The Board of Directors of the Company has adopted a policy regarding transactions between the Company and any officer, director, or affiliate, including loan transactions, requiring that all such transactions be approved by a majority of the independent and disinterested members of the Board of Directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties. See "Certain Transactions."

         UNCERTAINTY OF SIGNIFICANT ASSUMPTIONS AND INFORMATION. The Company's plans for implementing its proposed business operations and achieving profitability from its intended operations are based on the experience, judgment and certain assumptions of its management and upon certain available information concerning the wireless cable industry in general and the Company's potential markets. No independent market studies have been conducted concerning the extent to which customers will subscribe to the Company's wireless cable services nor are any such studies planned. There can be no assurance that the Company's plans will materialize, or that the Company's assumptions will prove correct. See "Business."

         VOTING POWER OF PRESENT MANAGEMENT. As of the date of this Prospectus, the Company's officers and directors own approximately 14.9% of the outstanding Common Stock of the Company. Additionally, the holder of the Company's Convertible Debenture as well as the Debenture Warrants, also an officer and director of the Company, beneficially owns an additional 58.8% of the outstanding Common Stock of the Company. Consequently, these individuals may be in a position to influence a majority of the Company's Directors and generally to exercise control over the Company's affairs. See "Principal Shareholders."

         DIVIDENDS UNLIKELY. The Company has not paid any dividends on its Common Stock and does not intend to declare or pay cash dividends in the foreseeable future. Earnings are expected to be retained to finance and expand its business. See "Dividend Policy."

         LIMITED TRADING MARKET The Company's Common Stock is quoted on the Nasdaq SmallCap Market. There currently are a relatively limited number of shares of Common Stock in the hands of the public and a relatively limited trading market for the Common Stock. Consequently, purchasers of the Shares may have a limited ability to dispose of their Shares in the public market. Furthermore, there can be no assurance that a more active trading market for the Common Stock will develop or if developed that it will be sustained. See "Principal Shareholders" and "Description of Securities."

         RISK OF FUTURE SALES OF COMMON STOCK. Future sales of substantial amounts of Common Stock pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") or otherwise by certain shareholders could have a material adverse impact on the market price for the Common Stock at the time. There are presently 598,212 outstanding shares of Common Stock of the Company beneficially held by members of management and other existing shareholders of the Company which are deemed "restricted securities" as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a person who is not an affiliate of the Company and has satisfied a two-year holding period without any quantity limitations. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Common Stock. See "Shares Eligible for Future Sale."

         RISK OF AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company issued 200 shares of its Series A Convertible Preferred Stock in November 1996 and 100 shares of its Series B Convertible Preferred Stock in March 1997, all of which shares have been converted to shares of Common Stock. Although the Company has no present intention to issue any additional shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

         EFFECT OF OUTSTANDING WARRANTS AND CONVERTIBLE SECURITIES. As of the date of this Prospectus, the Company has outstanding warrants to purchase an aggregate of 3,965,000 shares of Common Stock and the Convertible Debenture convertible into 4,732,000 shares of Common Stock. As long as such warrants and convertible securities remain unexercised or are not converted, as the case may be, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the warrants and convertible securities may be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such securities.

         POSSIBLE APPLICABILITY OF RULES RELATING TO LOW-PRICED STOCKS; NO ASSURANCE OF CONTINUED LISTING ON NASDAQ. While the Company's Common Stock and Warrants are listed on the Nasdaq SmallCap Market, there can be no assurance that such listing will continue. If the Common Stock were to be delisted for failure to meet the maintenance requirements, the shares might be subject to the penny stock rules promulgated under the Securities Exchange Act of 1934. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. The shares of Common Stock offered hereby may be deemed to be "penny stocks" and thus become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the Common Stock is listed on The Nasdaq SmallCap Market. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in a secondary market.

         The Nasdaq Stock Market, Inc. has adopted certain changes to the maintenance criteria for listing eligibility on The Nasdaq SmallCap Market. The new maintenance standards require at least $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share, at least two market makers, at least 300 shareholders and at least two outside directors. The Commission recently approved these criteria, and a compliance period for the new maintenance criteria is in the process of being implemented. If the Company is or becomes unable to meet the listing criteria of The Nasdaq SmallCap Market and becomes delisted therefrom, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on the OTC Electronic Bulletin Board. In such an event, the market price of the Common Stock may be adversely impacted and an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock.

                           PRICE RANGE OF COMMON STOCK

         The Common Stock of the Company is currently trading on The Nasdaq SmallCap Market under the symbol "TCTV."

         The following table sets forth the range of high and low bid prices for the Company's Common Stock for each quarterly period indicated, as reported by brokers and dealers making a market in the Common Stock. Such quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions:

                                              COMMON STOCK
QUARTER ENDED                       HIGH BID                  LOW BID
-------------                       --------                  -------
December 31, 1997                    3.8125                     1.50
September 30, 1997                   3.9375                     .375
June 30, 1997                        1.28125                    .15625
March 31, 1997                       4.375                      .96875

                                              COMMON STOCK
QUARTER ENDED                       HIGH BID                  LOW BID
-------------                       --------                  -------
December 31, 1996                     5.50                      4.00
September 30, 1996                    9.50                      4.50
June 30, 1996                         8.25                      6.875
March 31, 1996                        8.375                     7.00
December 31, 1995                     9.125                     7.25

         The approximate number of record holders of the Company's Common Stock is 1,000. The Company believes that its Common Stock is beneficially held by more than 1,200 holders.

         DIVIDEND POLICY. The Company has never paid cash dividends on its Common Stock and does not intend to do so in the foreseeable future. The Company currently intends to retain its earnings for the operation and expansion of its business.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of any of or all of the Shares of Common Stock being offered by the Selling Shareholders hereunder, but may receive an aggregate of approximately $1,552,500 upon exercise of all of the Warrants and the Consultant's Warrants. Such proceeds, if any, will be used for working capital and other corporate purposes. See "Use of Proceeds."

         Expenses expected to be incurred by the Company in connection with the registration of the Shares are estimated at approximately $40,000.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         The following is an analysis of the Company's results of operations and its liquidity and capital resources. To the extent that such analysis contains statements that are not of a historical nature, such statements are forward-looking statements, which involve risks and uncertainties.

         The following should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

         RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED WITH THE NINE MONTHS ENDED 1996. The Company had revenues of $783,984 for the nine months ended September 30, 1997, compared to $313,408 during the same period in 1996. The $470,576 revenue increase is primarily due to a significantly increased Costa Rican subscriber base. Also, revenues in the 1996 period were negatively impacted by the aforementioned relaunch of the Costa Rican System. The Costa Rican System generated approximately 62% of 1997 revenues and 21% of 1996 revenues and the LaCrosse System generated approximately 38% of 1997 revenues and 79% of the 1996 revenues.

         Cost of sales for the nine months ended September 30, 1997 increased $70,582 over the comparable 1996 period due primarily to the significant increase in Costa Rican subscribers.

         Operating expenses for the nine months ended September 30, 1997, include $805,000 of non-recurring financial and public relations consulting expenses assigned to the aforementioned consulting agreements. These agreements will not be renewed and $311,000 will be amortized to expense in the fourth quarter of 1997. The recurring expenses of operating the Costa Rican and LaCrosse Systems and the corporate office in Florida totaled $1,258,860 for the first nine months of 1997. During the comparable period of 1996, the Company had operating expenses of $1,196,387. This $62,471 increase in recurring operating expenses is due to the increased variable costs of providing subscriber services to the significantly expanded Costa Rican System.

         Interest expense for the nine months ended September 30, 1997 was $224,642 above the comparable 1996 period because of the aforementioned write-off of the $167,248 debt restructuring costs and the higher interest rate. Interest expense will be almost negligible if or when the Debentures are converted.

         Excluding the $805,000 non-recurring consulting expenses and the write-off of the $167,248 of debt restructuring costs, the Company's net loss of $735,084 for 1997 declined $196,155 from the $931,239 during the same period in 1996. The significant increase in gross profit in 1997 covered more of the general expenses in 1997 than in the 1996 period due to the continued significant build-up of the subscriber base in Costa Rica in 1997 compared to 1996.

         RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995. The Company had revenues of $459,185 for the year ended December 31, 1996, as compared to $155,399 during the comparable period in 1995. This increase of approximately 300% was attributable primarily to the commencement of operations in the Costa Rican System. The Costa Rican System was in operation for only 35 days of the first quarter of 1996 and was inactive for most of the second and third quarters during equipment upgrade. Revenues were primarily generated from subscription fees and installation charges.

         The Company had operating expenses of $1,652,380 and cost of sales of $96,599 for the year ended December 31, 1996. During the comparable period of 1995, the Company had operating expenses of $777,725 and cost of sales of $38,244. Expenses for the year ended December 31, 1996, consisted primarily of broadcast costs, general and administrative expenses, and interest expense. Also included in expenses for the year was $65,544, representing the anticipated amount of the partial forfeiture of the Company's deposit for a broadcast license covering Hickory, North Carolina. The Company incurred $197,468 in interest expense for the year ended December 31, 1996, as compared to $43,900 during the comparable period of 1995. This increase in total expenses reflects expenditures for new license acquisitions from the FCC and increased costs relative to programming and cable hardware necessary to accommodate the increase in subscriber services. The increase in cost of sales for the year ended December 31, 1996, reflected an increase in marketing and promotional costs for Costa Rica as compared to the same period in 1995. The Company had a net loss of $1,382,214 (or $0.70 per share) for the year ended December 31, 1996, as compared to $751,959 (or $0.51 per share) during the same period in 1995. The loss for the year ended December 31, 1996, reflected primarily the commencement of operations in Costa Rica.

         LIQUIDITY AND CAPITAL RESOURCES. The wireless cable television business is capital intensive. Since its inception, the Company has expended funds to acquire channel rights in the LaCrosse System, the Costa Rican System and other domestic markets, and to construct its operating systems in LaCrosse, Wisconsin and San Jose, Costa Rica. Transmission equipment expenditures and other start-up expenditures were made by the Company before it could begin the delivery of programming to its subscribers in the LaCrosse System and the Costa Rican System.

         On September 30, 1997, the Company had property and transmission equipment valued at a cost of $1,808,999 as compared to $1,409,459 at September 30, 1996, and $1,585,253 at December 31, 1996. This increase in capitalized property and equipment cost over the past year primarily reflects the increase in the Costa Rican subscriber base.

         During the nine months ended September 30, 1997, the Company used cash primarily to fund operating losses and purchase subscriber reception equipment for the significant increase in subscribers in Costa Rica.

         See Note 7 of the Notes to the Consolidated Financial Statements for this period with respect to the Debt Restructuring Agreement and contemporaneous change in control which occurred in May 1997. The balance sheet at September 30, 1997 reflects the entire $2,100,000 Convertible Debenture as a current liability. However, the Debenture holder has indicated his intention to convert the Convertible Debenture into common stock on or before its due date.

         Subsequent to September 30, 1997, the Company received $450,000 of the $500,000 due from the exercise of 500,000 warrants by assignees of the investment banking firm to whom the warrants were issued in July, 1997. The $450,000 will be used primarily to expand the Costa Rican subscriber base and for general working capital purposes.

         The Company must increase its subscriber base without corresponding increases in corporate overhead to achieve profitability. Incremental equipment and labor installation costs per subscriber are incurred before the Company receives fees from the subscribers and such costs are only partially offset by installation charges. To achieve subscriber growth beyond its current subscriber base or develop additional wireless cable systems or related products and services, the Company will need to raise additional debt or equity capital. The Company is currently exploring various sources of additional financing, but has no commitments in this regard. Failure to secure additional financing could have a material adverse effect on the Company.

         At December 31, 1995, the Company had an accumulated deficit of $902,633. The Company's accumulated deficit at December 31, 1996 was $2,284,847. The Company's financial resources are limited and have to date been depleted through expansion and losses sustained by the Company since its inception. The Company's expansion activities and net losses have placed substantial pressure on the working capital and liquidity of the Company. The Company is currently experiencing a severe cash shortage. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. Although the Company believes that funds expected to be generated from operations and additional debt or equity financing will be sufficient to fund the Company's working capital requirements for the next 12 months, there can be no assurance that the Company will be able to procure additional capital or generate sufficient revenues to fund its operations currently or after such period. Although the Company is actively pursuing additional financing alternatives, the Company has no arrangements or commitments for additional capital at this time and there can be no assurance that the Company will be able to raise such capital. The Company does not currently have any available bank credit facilities. There can be no assurance that any additional required or desired financing will be available through bank borrowings, debt or equity offerings, or otherwise, on acceptable terms, if at all. The ability of the Company to finance its activities and growth will depend on its ability to procure additional financing and achieve a profitable level of operations. There can be no assurance that such financing can be obtained or that the Company will achieve profitable operations.

         In February 1996, the Company borrowed a total of $1,475,000 in two loans from Norwest Bank in LaCrosse, Wisconsin. The Company used the $1 million loan proceeds to cover the initial payment for the acquisition of Canal 19. This loan was repaid in June 1996. The $475,000 loan proceeds was used for improvements to the Costa Rican System. This loan was paid in full on February 15, 1997.

         No assurance can be given that the Company will generate substantial revenues from the Costa Rican System or that the Company's business operations in Costa Rica will prove to be profitable. The Company's operations in Costa Rica are subject to all of the risks inherent in the establishment of a new business, particularly one in the highly competitive pay television industry. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with establishing a new business, including, without limitation, market acceptance of the Company's services, regulatory problems, unanticipated expenses and competition. There can be no assurances that the Company's business in Costa Rica will be successful.

         In March 1996, the Company was the successful bidder on broadcast licenses for three additional U.S. wireless cable markets (Wausau, WI, Stevens Point, WI, and Hickory, NC) for a total price of $3,046,212. The Company paid the initial 10% deposit in the total amount of $304,622 for the three licenses and made the second required deposit equal to 10% of its winning bid only on the Wisconsin licenses. The licenses were conditionally issued only upon payment in full of the initial 20% down payment. As the Company did not make the required additional 10% payment on the North Carolina license, the Company forfeited its right to acquire such license. In addition, the Company may be liable to the FCC for the difference between the Company's winning bid and a lower winning bid received by the FCC in a subsequent auction of this license. The FCC has not yet announced plans to re-auction the Hickory License. The balance of the winning bids is payable in quarterly installments for a 10- year period running from the date that the license is conditionally issued. Payments of interest only, at a rate based on the rate of the effective 10 year U.S. Treasury obligation plus 2.5%, must be made for the first two years. The remaining principal and interest is payable during the remainder of the 10-year term.

         The licenses are conditioned on full and timely performance of the licensee's quarterly payments, and the development of operating systems within 18 months of the grant of each license. The Company is unable to predict the exact date by which such systems must be operational, since it does not know when the licenses will be conditionally issued by the FCC. The Company estimates that the cost of developing a fully operational system in each market would be approximately $1,200,000 per system. The Company intends to fund system development and the acquisition of these licenses from future debt or equity financings. The Company has no arrangements or commitments for such future financings, and there can be no assurance that the Company will be able to raise such capital on acceptable terms, if at all. Failure to raise the funds needed for license acquisition costs or system construction would cause a forfeiture of the license.

         In May 1995, the Company closed its initial public offering of Common Stock and Warrants with net proceeds to the Company (after deducting underwriting discounts and other expenses of the offering payable by the Company) of approximately $5,100,000. The Company repaid approximately $1,400,000 of notes payable and accrued interest payable from the net offering proceeds. As of November 15, 1996, all of the proceeds from the Company's initial public offering had been expended. The Company will need to raise additional capital in order to pay outstanding indebtedness when due, and to sustain its operations and growth. The Company is actively pursuing additional capital. The Company has no arrangements or commitments for any additional capital, and there can be no assurance that the Company will be able to raise additional capital on acceptable terms, if at all. The failure by the Company to raise additional capital will have a material adverse effect on its financial position and results of operations.

         In addition to the repayment of approximately $1,400,000 of indebtedness, proceeds of approximately $1,200,000 from the Company's initial public offering were used for facilities build-out, the purchase and installation of machinery and equipment and working capital for the LaCrosse System. Approximately $423,000 was used for the initial 20% down-payment for the newly acquired Wisconsin licenses and the 10% payment on the North Carolina license which has been forfeited. Proceeds of $1,000,000 were used as part of the purchase price in the Costa Rica Acquisition and approximately $1,100,000 has been used for facilities build-out, the purchase and installation of machinery and equipment, and working capital for the Costa Rican System.

         Comparing the actual use of proceeds to the estimated use of proceeds as reflected in the Company's Prospectus dated May 3, 1995, the Company spent approximately $2,500,000 for new system development in connection with the newly acquired domestic licenses and the acquisition and development of the Costa Rican System. The Company used all of the estimated $700,000 allocated for "new system development" plus the net proceeds from the exercise of the underwriter's overallotment option of approximately $700,000 to fund these expenditures. An additional $1,100,000 was shifted from estimated capital expenditures, personnel and installation expenses and working capital anticipated to be used for the LaCrosse System. Approximately $1,200,000 was used for facilities build-out, the purchase and installation of machinery and equipment and working capital for the LaCrosse System, as compared to the $2,369,500 estimated to be used for such purposes. Subscriber growth in the LaCrosse System and related expenditures have been slower than anticipated allowing the Company to use funds allocated for the LaCrosse System to pursue new markets.

         At December 31, 1996, the Company had property, transmission equipment, and receiving equipment valued at a cost of $1,365,235 net of accumulated depreciation, as compared to $716,658 at December 31, 1995. Also at December 31, 1996, the Company had channel license rights valued at $5,458,444 net of accumulated amortization of $102,410 compared to $362,329 and $9,164, respectively, for the year ended December 31, 1995. This increase in property reflected equipment purchased for the Costa Rican System and the attending costs of subscriber growth in the LaCrosse System. The Company has spent approximately $624,000 to completely replace the transmission (or "head-end") equipment for the Costa Rican System and for subscriber reception equipment, including antennas. The Costa Rican System is now fully addressable, which allows for termination of subscriber services from the Company's offices. The system upgrade also included the installation of six 1000 watt transmitters and a new directional antenna. This equipment enables the Company to deliver a clearer signal over longer distances. With the six transmitters, the Company is currently broadcasting cable programming over six channels. Subscribers in the Costa Rican System also receive 22 off-air (VHF/UHF) stations utilizing a Company-provided antenna.

         During the year ended December 31, 1996, the Company used cash primarily to fund operating losses, purchase transmission equipment and for costs accompanying its acquisition and development of the Costa Rican System. Cash decreased from $1,767,285 at December 31, 1995, to $26,618 at December 31, 1996. During the twelve-month period, cash was used primarily to fund operating losses, to acquire new licenses, and to acquire equipment for the Costa Rican System.

         Although incremental equipment and labor installation costs per subscriber are incurred after a subscriber signs up for the Company's wireless cable service, such costs are incurred by the Company before it receives fees from the subscribers and are only partially offset by installation charges. To sustain subscriber growth beyond its initial base in the LaCrosse and Costa Rican Systems, the Company will need to generate enough operating revenues to enable it to continue to invest in subscriber reception equipment and installation or raise additional debt or equity capital. In addition, to develop and launch additional wireless cable systems in areas where the Company holds additional licenses or to acquire existing wireless cable operations, the Company will need to raise additional capital. There can be no assurance that operating revenues will be sufficient to sustain subscriber growth or that additional financing, if required, will be available on terms acceptable to the Company, if at all.

         Profitability will be determined by the Company's ability to maximize revenue from subscribers while maintaining variable expenses. Significant increases in revenues will generally come from subscriber growth.

         The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets Being Disposed of," which provides guidance on how and when impairment losses are recognized on long-lived assets. The Company adopted this SFAS in 1996, and its implementation did not have a material effect on the consolidated financial statements.

         The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which provides guidance for computing earnings per share ("EPS"). This statement simplifies the standards for computing EPS previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share." This statement, when adopted, is not expected to have a material impact on the Company.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" (FAS 130), and No. 131, "Disclosure about Segments of an Enterprise and Related Information" (FAS 131). FAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. FAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. Both FAS 130 and FAS 131 are effective for periods beginning after December 15, 1997. Because of the recent issuance of the standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

                                    BUSINESS

PRINCIPAL SERVICES AND MARKETS

         LACROSSE. The Company's business began on August 24, 1993, when the Company entered into an agreement (the "Lease-Purchase Agreement") with Grand Alliance LaCrosse (F) Partnership and Home/Systems Joint Venture, which ultimately provided for the lease and purchase of the LaCrosse System. The Lease-Purchase Agreement also provided for the sublease and assignment to the Company of a 10-year lease of space on a transmission tower. The tower lease includes the use of the tower, transmitter building, and space for the Company's exterior concrete pad, which supports the Company's three satellite dish receivers.

         Pursuant to the Lease-Purchase Agreement, the Company made an initial deposit of $25,000 upon signing, expended approximately $40,000 to install three transmitters, and made a final lump-sum payment of $400,000 in August 1994. Transmission facility construction obligations under the Lease-Purchase Agreement were satisfied (i) by the $40,000 payment to construct the transmitters, (ii) as part of the Company's final lump-sum payment of $400,000, and (iii) by the construction by the Company of transmission facilities for 11 channels. Construction was funded through private financing transactions in August and December 1994. The lessors subsequently transferred ownership of all of the licenses to the Company for $100.00, and the FCC approved such transfer in March 1996.

         FCC licenses for wireless cable channels generally must be renewed every 10 years, and there is no automatic renewal of such licenses. The channel licenses now owned by the Company expire at different times, with the first expiring beginning in 2001. Channel licenses are subject to non-renewal, revocation or cancellation for violations of the Communications Act of 1934, as amended (the "Communication Act") or the FCC's rules and policies. The termination of, or failure to renew, a channel lease would result in the Company's being unable to deliver television programming on any such channel and could have a material adverse effect on the Company.

         The Company began transmitting programming in LaCrosse in December 1994 and, as of December 31, 1997, the Company had approximately 1,200 subscribers in the LaCrosse System. There are approximately 100,000 households within the LaCrosse System's 25-mile signal pattern. The Company currently offers 22 channels in the LaCrosse System, consisting of 17 wireless cable channels and 5 local off-air (VHF/UHF) broadcast channels.

         In April, 1997, the Company was granted by the FCC licenses to 8 additional channels, which could expand the Company's channel offering to 30 channels. The Company has no immediate plans to broadcast over these additional channels and would need additional equity or debt funding to purchase necessary transmission and encoding equipment.

         The Company has also entered into lease agreements for ITFS excess capacity for four channels with each of the Shekinah Network and the Morningstar Educational Network for use in the LaCrosse System. These companies have filed applications with the FCC for rights to such channels. The terms of such leases expire 10 years from the license grant date and provide for the negotiation of new lease agreements upon the expiration of the initial 10-year terms. Although the Company expects such licenses to be granted, there can be no assurance that the FCC will grant the Shekinah Network or Morningstar such licenses. The failure to add such licenses to the LaCrosse System could have a material adverse effect on the Company if additional channels become necessary to compete effectively with hardwire cable and direct broadcast satellite providers.

         In the event the Company is ultimately successful in leasing any ITFS channels, each must be used a minimum of 20 hours per week for educational programming. The remaining "excess air time" on an ITFS channel may be used by the Company without further restrictions (other that the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week for educational programming). Certain programs (e.g., C-SPAN and The Discovery Channel) may qualify as educational and thereby permit full-time usage of an ITFS channel. Lessees of ITFS "excess air time" generally have the right to transmit to their subscribers the educational programming provided by the lessor at no incremental cost. FCC regulations also permit ITFS licensees to meet all of their minimum educational programming requirements using only one channel. If the Company is successful in leasing the eight ITFS channels for the LaCrosse System, two of these ITFS channels could be used by the lessors solely for educational programming, with the remaining six channels available to the Company without restriction. In such event, the Company, if it elects to use these additional channels and has the capital resources available to acquire necessary broadcast equipment, would increase the number of premium and movie channels available in the LaCrosse System.

         COSTA RICA. At the time the Company acquired rights to the channels under the Costa Rica Acquisition, the three "superband" channels were in full operation broadcasting a scrambled signal of pay television programming to approximately 1,700 subscribers.

         As of December 31, 1997, the Company had approximately 4,500 subscribers in the Costa Rican System. There are approximately 750,000 line-of-site households in the San Jose Central Valley that are reachable from the Company's present transmission facility, and an additional approximately 150,000 households in the remaining regions of Costa Rica that the Company could service from additional transmission facilities. All 6 of the channel licenses owned by the Company may be used exclusively by the Company anywhere in the entire nation of Costa Rica.

         The Costa Rica market comprises a total population of approximately 3,350,000 people in approximately 900,000 separate households. In the Central Valley, there are presently 22 VHF and UHF broadcast channels. While most programming is in Spanish, a number of channels offer English and other foreign-language programs for the large number of expatriate residents of, and foreign visitors to, Costa Rica.

MARKETING

         The Company utilizes media advertising, telemarketing, direct mail, and door-to-door marketing to increase its subscriber base both in the LaCrosse System and the Costa Rican System. The Company also intends to run promotional pricing campaigns and take advantage of public relations opportunities. The Company emphasizes price-to-value, reliability of service, quality and reliability of equipment, and picture quality in its marketing programs.

         LACROSSE. With respect to price-to-value relationship, the Company believes that it is offering its LaCrosse System subscribers competitive pricing. Subscription fees start at $23.50 per month for basic programming, including a premium movie channel. Pay-per-view stations may be made available in the future at an additional charge. Specially-priced packages may also be made available, and pricing during promotional periods may also be lower. The monthly fee charged by the Company is significantly below what the two "hard-wire" cable companies in LaCrosse charge for their equivalent programming packages. In LaCrosse, the Company focuses its marketing efforts on the reliability of its service. The Company provides 24-hour per day service, with rapid response time on incoming telephone calls, and flexible installation scheduling. In LaCrosse, the Company has positioned itself as a reliable, cost-effective alternative to traditional hard-wire cable operations, which presently serve over 50% of the area's 70,000 households within the area's 25-mile radius.

         COSTA RICA. The Company currently offers six channels of pay television in Costa Rica (HBO-Ole, Cinemax, Sony Entertainment, Cartoon Network, Discovery Channel, and Cine Latino). Movies generally are in English with Spanish subtitles. Most remaining programming is in Spanish. Each subscriber receives an addressable set-top converter and a remote control which is also able to operate the 22 off-air channels available for reception.

         Antennas and converters are leased, with the cost included in the monthly subscription fee. Monthly subscription fees for the Costa Rica System are currently approximately $15 to $19.50 per month, depending on the programming package. The Company believes that it provides a high-quality, price-competitive alternative to hard-wire cable services in Costa Rica. These services are marketed primarily to the Spanish-speaking indigenous population who are attracted to the Company's lower-priced, value alternative.

         In both systems, the Company focuses on the reliability of its service in its marketing efforts. The Company provides 24-hour-per-day service, with rapid response time on incoming telephone calls, uniformed field personnel, and flexible installation scheduling. Additionally, the Company emphasizes its picture quality and the reliability of its wireless transmission. Within its signal coverage pattern, the Company believes that the picture quality of the Company's service is as good or better than that received by hard-wire cable subscribers because, absent any line-of-sight obstruction, there is less opportunity for signal degradation between transmitter and the subscriber. Also, wireless cable service has proven very reliable, primarily due to the absence of certain distribution system components that can fail and thereby cause outages. The Company has positioned itself as a reliable, cost-effective alternative to traditional hardwire cable operations.

         HARDWARE. A number of reputable manufacturers produce the equipment used in wireless cable systems, from transmitters to the set-top converters which feed the signal to the television set. Because the signal is broadcast over the air directly to a receiving antenna, wireless cable does not experience the problems caused by amplifying signals over long distances experienced by some hardwire cable subscribers. This is particularly the case for a signal delivered over longer distances. Amplification of signals can lead to greater signal noise and, accordingly, a grainier picture for some subscribers. Also, the transmission of wireless signals is not subject to the problems caused by deteriorating underground cables used in conventional systems. As a result, wireless cable is sometimes more reliable than conventional cable, and picture quality is generally equal to or better than ordinary cable. In addition, extreme weather conditions typically do not affect wireless cable transmitters, so customers seldom experience outages sometimes common to conventional cable.

         In Costa Rica, the Company anticipates even greater market penetration than in the United States because of the absence of significant hard-wire cable services and the impediment of significant costs to install cabling to expand their geographic service areas. Unlike the United States where hard-wire cable has been in existence and established for many years and cable infrastructure is in place, no such wide-ranging infrastructure is in place in Costa Rica, and the Company believes its ability to provide quality pay television services by wireless transmission will be a very competitive alternative or the only alternative in the many areas not serviced by hard-wire cable.

         Several large U.S. wireless cable providers are currently converting to digital compression equipment, which allows several programs to be carried in the amount of bandwidth where only one program is carried now. Manufacturers have equipment with compression ratios as high as 16 to 1, although compression ratios of 6 to 1 or 10 to 1 are more common. At such time as the Company is in a position to deploy digital compression technology, the Company will be able to increase its channel capacity several fold without having to acquire additional frequency licenses in both its U.S. markets and Costa Rica. Digital compression technology would permit the Company to offer as many or more programming options as its hard-wire competitors. Presently, the Company does not believe digital compression technology will affect its competitive position in either of its markets.

         Digital capability ultimately will be essential for wireless cable to compete with hard-wire cable. The ability to offer substantially more programming utilizing existing wireless cable channel capacity is dependent on effectively deploying digital technology. Digital technology has only recently become commercially available to the wireless cable industry. The Company does not expect, for financial and other reasons, to be able to deploy such technology in its existing systems for several years. It is expected that, at such time as the Company may deploy digital technology, the cost of digital equipment will be closer to the cost of analog equipment. Future systems may be able to be launched with compression from the start, thereby eliminating the need to remove older equipment. There can be no assurance that the Company will have the financial resources to deploy digital technology successfully or that cost-effective digital equipment will be available to the Company. In addition, there can be no assurance as to what rules and policies the FCC will adopt to govern the use of digital technology, when such rules and policies will be adopted, or the Company's ability to comply with such rules and policies. Failure by the Company to deploy digital technology could have a material adverse effect on its operating results and business expansion.

         COMPETITION. The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, including established hardwire cable companies.

         Wireless cable programming is transmitted through the air via microwave frequencies that generally require a direct "line-of-sight" from the transmitter facility to the subscriber's receiving antenna. In communities with dense foliage, hilly terrain, tall buildings or other obstructions in the transmission path, transmission may be blocked at certain locations or require additional repeater equipment to circumvent such obstructions. Traditional hard-wire cable systems deliver the signal to a subscribers location through a network of coaxial cable and amplifiers and do not require a direct line-of-sight for transmission and, therefore, may have a competitive advantage over the Company in those areas where the reception of wireless cable transmissions is difficult or impossible. In the Costa Rican System, however, the Company is not broadcasting its 6 channels over microwave frequencies, so the Company has no requirement for "line of sight" transmission and can reach virtually all households within the signal pattern.

         Since wireless cable systems do not require an extensive network of coaxial cable and amplifiers, the systems' capital cost per installed subscriber is significantly less than that for hard-wire cable systems. In addition, operating costs of wireless cable systems are generally lower than those of comparable hard-wire cable systems due to lower network maintenance and depreciation expense. As a result of lower capital and operating costs, the Company is able to charge less for its standard service packages than the amount charged for comparable service provided by hard-wire cable system operators, thereby enhancing the Company's competitive position.

         U.S. wireless cable programming can only be transmitted on the frequencies made available for wireless cable by the FCC. Currently, and until the commercial availability of digital compression technology, the number of channels of cable television programming that can be provided to subscribers of U.S. wireless cable systems is limited to 33. Costa Rica has no such limits, but, other than the frequencies owned by the Company, there are no other frequencies currently available for acquisition. Hard-wire cable systems are not limited in this regard and frequently offer more channels of cable television programming than wireless cable systems. The LaCrosse System competes with two hard-wire cable companies, which currently offer 28 and 40 channels, respectively, to their subscribers compared to the 22 channels the Company currently offers. The Costa Rican System currently offers 6 pay channels and the three local hard-wire cable companies offer from 36 to 40 channels, approximately one-third of which are re-broadcast of local, off-air programming. The Company believes that, with its 22 off-air channels plus 6 pay channels, its channel line-up and service is price competitive.

         U.S. programming is generally available to traditional hard-wire and wireless operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per-subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis. In Costa Rica, there are fewer programming alternatives than in the U.S. but there are still a substantial number of Spanish-language and international programs available. The Company offers a package of what it believes to be the most desirable program alternatives in Costa Rica.

         Unlike hard-wire operators, wireless cable operators who don't hold licenses to the frequencies in their markets have to lease the wireless cable channels on which they transmit their programming from channel license holders. Leases generally require the Operator to pay the lessor a fee based on a percentage of subscription revenues, averaging approximately 5%, or, if greater, a minimum monthly fee. Although hard-wire operators do not have to lease channels, they do have to pay franchise fees generally on all gross revenues from cable system operations (as compared to only subscription revenues in the case of wireless cable), typically in the range of 3% to 5%, an expense that is not incurred by wireless operators.

         Certain hard-wire cable operators have announced their intention to develop interactive features for use by their subscribers, such as shopping via video catalogs and playing video games with neighbors. Interactive services are not currently available for wireless cable. The Company believes that the same manufacturers who currently are developing digital compression converters for both hard-wire and wireless cable will also make new developments in interactivity available to both industry segments. The FCC has designated a return path channel for use in connection with interactive and Internet services which may be offered by wireless cable operators. The Company believes that, if it is economically feasible to do so, wireless cable systems can include two-way interactivity. However, to the extent such services are available on hard-wire cable systems, but not available on wireless cable systems, the Company could be at a competitive disadvantage. The Company does not anticipate demand for interactive services in Costa Rica for several years as technology demand in Costa Rica is behind that in the U.S.

         In the LaCrosse market, two traditional hard-wire cable companies are the Company's primary direct competitors. The Company estimates that within its signal pattern for LaCrosse, over 50% of the households are hard-wire cable subscribers. The two hard-wire cable companies in LaCrosse currently offer 28 and 34 channels, respectively, to their subscribers compared to the 22 channels the Company currently offers. Of the approximately 70,000 potential subscribers within the LaCrosse System's signal pattern, approximately 20,000 are currently not wired for hard-wire cable and approximately 20,000 more have access to such services but are not subscribers. The Company is directing its principal marketing efforts toward potential subscribers who are either not wired for hard-wire cable or are not presently hard-wire cable customers.

         In Costa Rica, three hard-wire cable companies are the Company's primary, direct competitors. The Company estimates that within its signal pattern for Costa Rica, fewer than 20% of the households are hard-wire cable subscribers and no more than an additional 10% have access to hard-wire cable services. The three hard-wire cable companies in Costa Rica currently offer up to 46 (11 local, 35 international), 48 (13 local, 35 international), and 36 (9 local, 27 international) channels, respectively, and charge approximately $22, $25, and $23 per month, respectively, for basic programming (movies are additional), and approximately $15, $23, and $23, respectively, for installation services. None offers pay-per-view programming or addressable converters. All three companies offer discounts for long-term contracts. The Company offers a package of 28 channels (22 local off-air, 6 international) for a monthly fee of approximately $15 to $20, plus installation. Based on the Company's existing subscriber base of approximately 3,000 households that presently pay an average of $18 per month for six channels of programming and the very limited penetration of hard-wire cable into this market, the Company believes that it has a competitive programming alternative to hard-wire cable.

         In addition to competition from traditional, established hard-wire cable television systems, wireless cable television operators face competition from a number of other sources. Premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder industry, a major participant in the television program delivery industry. In addition, in areas where several off-air television stations can be received without the benefit of cable television, cable television systems also have experienced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. In particular, in Costa Rica, there are over 20 broadcast channels available in the San Jose central valley. In addition to the foregoing, wireless cable systems face potential competition from emerging trends and technologies in the cable television industry, including satellite receivers, direct broadcast satellite, telephone companies, satellite master antenna television, and local multi-point distribution services. Many of these newer technologies are not available in Costa Rica and may not be available for several years because the demand for technology in Costa Rica lags behind that of the United States.

         Satellite receivers are generally seven to twelve foot dishes mounted in the yards or on the roof tops of subscribers to receive a wide range of television and radio signals from orbiting satellites. Their popularity has been reduced due to scrambling, which requires users to purchase decoders and pay for programming. Although these systems are capable of delivering over 100 channels of programming, equipment and connection currently cost approximately $1,000-$2,000. Satellite receivers are popular in Costa Rica in wealthier and outlying communities but do not represent a significant share of the market.

         Direct broadcast satellite ("DBS") involves the transmission of an encoded signal directly from a satellite to the home user using a relatively small (12 to 36 inch) dish mounted on a rooftop or on the ground. DBS services are capable of delivering over 100 channels of programming. Such services currently cost approximately $200-$1,000 for equipment and connection, and average approximately $35 per month for access to basic programming. Local broadcast channels are not currently offered by DBS.

         The United States Congress recently passed legislation permitting local telephone exchange carriers ("LECs") to provide video programming directly to subscribers in their telephone service areas. LEC delivery of video programming will likely require extensive deployment of fiber-optic transmission facilities and/or highly sophisticated electronics and substantial capital investment. The Company believes that numerous regulatory and technological hurdles to the successful implementation of telephone video service remain.

         Satellite master antenna television ("SMATV") is a multi-channel television service for multiple dwelling units. SMATV operates under an agreement with a private landowner to service a specific multiple dwelling unit, such as an apartment complex. The FCC has recently amended its rules to provide point-to-point delivery of video programming by SMATV operators and other video delivery systems in the 18 gHz band.

         Off-air local broadcasts (e.g., ABC, NBC, CBS, Fox, UPN, WB, and PBS) provide a free programming alternative to the U.S. public. Federal legislation requires the prior consent of certain off-air broadcasters for retransmission of their signals over wireless cable systems. The Company does not anticipate that it will have difficulty obtaining necessary consents.

         The FCC has proposed certain rules to reallocate the 28 gHz band to create a new video programming delivery service referred to as local multi-point distribution service ("LMDS"). If adopted as proposed, such rules would allow for the entry into each market of at least two new wireless video program distributors with access to upwards of 49 channels each. If LMDS is adopted by the FCC, the Company does not anticipate licensing and system construction for several years. Significant opposition to LMDS currently exists including opposition from the National Aeronautics & Space Administration ("NASA") claiming that LMDS will interfere with the transmission to NASA satellites.

SOURCES OF PROGRAMMING

         LACROSSE. The Company currently arranges for programming from three sources for the LaCrosse System: (i) broadcasters of off-air (VHF/UHF) signals,
(ii) an NBC affiliate station for the retransmission of its signal, and (iii) suppliers of programming typically broadcast over cable systems. Programming from off-air broadcasters is negotiated on a case-by-case basis and may be available for no charge or for a minimal royalty payment. The VHF and UHF broadcasters in LaCrosse, Wisconsin (CBS, ABC, FOX, PBS and Channel 50), allow the Company's customers to receive their signals through a high-grade antenna provided by the Company without the assessment of any fee or royalty. There is no NBC affiliate broadcasting off-air in LaCrosse, but the Company has an agreement with the NBC affiliate in nearby Eau Claire, Wisconsin, to allow the Company to retransmit its programming over one of the Company's MMDS frequencies without any fee provided the Company purchases at least $500 of advertising each year from this station.

         In addition to off-air broadcasters, the Company has agreements with program suppliers for ESPN, ESPN 2, CNN, CNN Headline News, USA, WGN, WTBS, TNT, A&E, Nickelodeon, Discovery, TNN, the Family Channel, Lifetime, the Weather Channel and Showtime for broadcasting in the LaCrosse System. The program agreements generally have three-year terms, with provisions for automatic renewals and are subject to termination for breach of the agreement, including non-payment. The programming agreements generally provide for royalty payments based upon the number of Company subscribers receiving the programming each month. Individual program prices vary from supplier to supplier, and more favorable pricing sometimes is afforded to operators with larger subscriber bases. If any existing programming contracts are canceled, or not renewed upon expiration, the Company would have to seek program material from other sources.

         COSTA RICA. The Company currently arranges for programming from two sources in Costa Rica: (i) broadcasters of off-air signals and (ii) suppliers of programming typically broadcast over cable systems. The VHF/UHF signals broadcast in Costa Rica are received at no charge through a high-grade antenna. The six pay television channels offered by the Company include HBO-Ole, Cinemax, Sony Entertainment, Cartoon Network, Discovery

Channel/Music Video, and ESPN, with a late-night alternative of Spice on one channel. Movies generally are broadcast dubbed in Spanish or in English with Spanish subtitles, and most other programming is in Spanish. The agreements for such programming are typically indefinite in length, provide for royalty payments based upon the number of TelePlus subscribers receiving the programming each month, and are terminable for non-payment. Individual program prices will vary from subscriber to subscriber, and more favorable pricing may be available as TelePlus's subscriber base increases.

         In addition to the programming alternatives described above, the Company may introduce a "pay-per-view" service that enables customers to order and pay for one program at a time. Pay-per-view services have been successful for specialty events such as wrestling, heavyweight prize fights, concerts, and early release motion pictures. This service can also be promoted for the purchase of movies in competition with video rental stores. Pay-per-view requires the subscriber to have an "addressable" converter which allows the operator to control what the subscriber watches without having to visit the subscriber location to change equipment. All subscribers in both the LaCrosse and Costa Rican Systems are equipped with addressable converters. In order for customers to order pay-per-view events more conveniently, however, an "impulse" pay-per-view converter would be desirable because it has a return line via phone or cable to the cable operator's computer system and enables a subscriber to order pay-per-view events by pushing a button on a remote control rather than requiring the subscriber to make a telephone call to order an event.

GOVERNMENT REGULATION

         UNITED STATES. The wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things: to issue, revoke, modify and renew licenses within the spectrum available to wireless cable, to approve the assignment and/or transfer of control over such licenses; to determine the location of wireless cable systems" to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity requirements on wireless cable operators. The FCC has determined that wireless cable systems are not "cable systems" for purposes of the Communications Act. Accordingly, a wireless cable system does not require a franchise from a local authority and is subject to fewer local regulations than a hard-wire cable system. In addition, utility poles and dedicated easements are not necessary.

         Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), the FCC adopted rate regulations exclusively for traditional hard-wire cable systems which provide for, among other things, reductions in the basic service and equipment rates charged by most hard-wire cable operators and FCC oversight of rates for all other services and equipment. The Cable Act also provides for rate deregulation of a traditional hard-wire cable operator in a particular market once there is "effective competition" in that market. Effective competition exists, among other circumstances, when another multi-channel video provider exceeds a 15% penetration in that market. FCC regulations also require traditional hard-wire cable operators to undertake various customer service improvements. The Company cannot predict precisely what effect these regulations or other governmental regulations may have on traditional hard-wire cable operators as to price and service. While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have an adverse effect on the industry as a whole and on the Company in particular. The Company cannot predict what impact such changes would have on the industry as a whole or on the Company in particular.

         Under the Telecommunications Act of 1996 (the "1996 Act"), Congress has directed the FCC to eliminate cable rate regulations for "small systems," as defined in the 1996 Act, and for large systems under certain prescribed circumstances, and for all cable systems effective three years after enactment of the 1996 Act. The 1996 Act could have a material impact on the wireless cable industry and the competitive environment in which the Company operates. The 1996 Act will result in comprehensive changes to the regulatory environment for the telecommunications industry as a whole. The legislation will, among other things, substantially reduce regulatory authority over cable rates. Another provision of the 1996 Act will afford hardwire cable operators greater flexibility to offer lower rates to certain of their subscribers, and would thereby permit cable operators to offer discounts on hard-wire cable service to the Company's subscribers or prospective subscribers. The legislation will permit telephone companies to enter the video distribution business, subject to certain conditions. The entry of telephone companies into the video distribution business, with greater access to capital and other resources, could provide significant competition to the wireless cable industry, including the Company. In addition, the legislation will afford relief to DBS by exempting DBS providers from local restrictions on reception antennas and preempting the authority of local governments to impose certain taxes. The Company cannot predict the substance of rules and policies to be adopted by the FCC in implementing the provisions of the legislation.

         With a wireless cable system, the signals are sent from the transmitter to the subscriber's receiving antenna over microwave frequencies. The wireless cable TV system programming is in a scrambled format using low-power transmitters operating in the 2.1 to 2.7 gHz frequency range. These super high frequency channels are allocated solely to wireless cable TV transmissions and are licensed by the FCC. In major markets, the frequencies available for wireless cable consist of up to 33 channels, the maximum permitted by the FCC. Of these 33 channels, 13 can be held by wireless cable entities and used full-time for commercial programming delivery, and 20 generally are held by qualified educational institutions ("ITFS" channels). Commercial use of channel licenses held by educational institutions is available only through contracts with such educational institutions and within specifically limited guidelines. ITFS channel licenses that are not secured by educational institutions may, in some instances, be acquired directly by commercial broadcasters without obligation to compensate the educational institutions. Six of the channels currently owned by the Company in the LaCrosse System were ITFS channels which were acquired when no educational institution applied for the rights to such channels. These channels may be used by the Company, without restriction, for full-time commercial programming.

         Applications for renewal of licenses must be filed within a certain period prior to expiration and there is no automatic renewal of such licenses. Petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation, cancellation or non-renewal for violation of the Communications Act or the FCC's rules and policies.

         COSTA RICA. Television operations in Costa Rica are regulated mainly by the Radio and Television Law - Ley de Radio y Television, No. 1758 of 19 June 1954, as amended (the "Law"); the Regulation of Wireless Stations - Reglamento de Estaciones Inalambricas, No. 63 of 11 December, 1956, and the Broadcasting Rule of Atlantic City and the International Agreements Regarding Broadcasting executed in Washington, D.C., on March of 1949, which have been ratified by the Congress of Costa Rica. According to the Law, television operations can only be established, conducted and exploited by means of a concession granted by the Radio Control Office ("RCO"), upon payment of the taxes and completion of all formal requirements imposed by the Law. Once the concession is granted, the RCO will periodically control and supervise its operation. In order to verify that the terms and conditions of the concession are being fulfilled, the RCO is authorized to visit and inspect the place of business of the concessionaire at any time. If there is any incorrect technical functioning, the licensee, within forty-eight hours, must reestablish the concession to its original terms under penalty of cancellation of the license. Concessions for the Company's Costa Rican System are owned by the Costa Rican operating companies which were acquired by the Company through its wholly-owned Costa Rican subsidiary in February 1996.

         Furthermore, the owner of a concession is obligated to strive to increase the cultural level of the population. The owner of the concession is jointly liable, together with whomever broadcasts or transmits through the frequency, for any violations of the Law, provided there is intentional conduct by the concessionaire. In case of negligence, the liability is subsidiary to the direct offender's. The concessionaire is not liable in the absence of willful participation or negligence. Any broadcast shall operate free of impurities (espurias y armabucas) and with the frequency adjusted so that no interference is caused to other concessionaires. If the operating center does not meet these requirements, its functioning will not be authorized by the RCO. Other governmental limitations or restrictions apply, such as a prohibitions against broadcasting certain information, whether private or official, local or international, except in situations of emergency; false news; alarm calls without reason, the broadcasting of programs emanating from other concessionaires without their previous authorization, and the use of vulgar or improper language.

         The Law establishes that licenses are granted for a limited time, but they are automatically extended by payment of the corresponding dues, provided that the functioning and installation of the station are adjusted to the stipulations of the Law. The transfer or alienation of the right to a frequency is permitted only with the previous authorization of the RCO, which means that a formal request has to be submitted to the RCO on these terms. According to the RCO's current interpretation, a frequency can be leased to a third party without prior consent from the government. The lessor remains as the concessionaire and, therefore, continues to be subject to all obligations related to the concession.

         Article 3 of the Law requires that concessionaires have not less than 65% Costa Rican ownership. The Company has been advised by its Costa Rican counsel that this provision is not being actively enforced and that there is a decision from the Constitutional Court declaring a similar provision in a related law (Ley de Medios de Difusion y Agencias de Publicidad) to be unconstitutional. However, based on Costa Rican counsel's recommendation, the Company structured its ownership of these licenses to be indirect through a tiered subsidiary structure, whereby a Costa Rican company, wholly-owned by the Company, owns 100% of the outstanding capital stock of the Costa Rican companies holding the licenses. The Company believes that this structure adequately meets the requirements of Costa Rican law. However, in the event this structure is not acceptable to the government, an alternate ownership structure would have to be implemented, which could have a material adverse effect on the Company.

         DEVELOPMENT OF NEW TERRITORIES. On March 28, 1996, the FCC completed its auction of authorizations to provide single channel and multi-channel Multipoint Distribution Service ("MDS") wireless cable services in 493 Basic Trading Areas. The Company won bids in three markets-. Hickory - Lenoir - Morganton, North Carolina; Wausau - Rhinelander, Wisconsin; and Stevens Point - Marshfield - Wisconsin Rapids, Wisconsin. On April 5, 1996, the Company submitted a payment of $239,502 that, coupled with its initial deposit of $65,120, made up the initial down payment for acquisition of these licenses. The Company has made the second required deposit equal to 10% of its winning bid only on the Wisconsin licenses. The Wisconsin territories provide approximately 70,000 line-of-sight households and offer markets that the Company believes are competitively equivalent to or better than that of the LaCrosse System.

         The licenses are conditionally issued only upon payment in full of the initial 20% down payment. The remaining balance of approximately $2,800,000 for the acquisition of these licenses will be paid over the next ten years. As the Company did not make the required additional 10% payment on the North Carolina license, the Company has forfeited its right to acquire such license. In addition, the Company may be liable to the FCC for the difference between the Company's winning bid and a lower winning bid received by the FCC in a subsequent auction of this license. The FCC has not yet announced plans to re-auction the Hickory License.

         The grant of the Wisconsin licenses will be conditioned on the Company's fully and timely meeting its quarterly payment obligations, and the development of operating systems within 18 months of the grant of each license. The Company is unable to predict the exact date by which such systems must be operational since it does not know when the licenses will be conditionally issued by the FCC. The Company estimates that the cost of developing a fully operational system in each market would be approximately $1,200,000 per system. To date, the Company has not taken any steps to develop these systems. Development of these markets and the funding of the acquisition price for the licenses will require additional debt or equity financing, which may not be available to the Company on acceptable terms, if at all. The Company has made no arrangements or commitments for such future financing, and there can be no assurance that the Company will be able to raise such capital on acceptable terms, if at all. Failure to obtain such additional financing could cause a forfeiture of the licenses and could adversely affect the financial position and growth of the Company.

         In addition to the material liquidity risks associated with developing new operating systems utilizing the Wisconsin licenses, the development of such systems will be dependent on, among other things, successful construction of operating systems; identification and procurement of acceptable tower sites; the availability of suitable management and other personnel; and the Company's general ability to manage growth. There can be no assurance that the Company will be able to successfully develop operating systems utilizing the Wisconsin licenses. If the Company chooses not to develop an operating system, it may decide to attempt to lease a license or to sell a license. If the Company decides to attempt to lease a license or to sell a license, then there is no assurance that there will be a buyer or lessor for such license or one offering an acceptable price when the Company attempts to sell or lease it. There is also a risk that other license holders will attempt to sell or lease their licenses at the same time as the Company. Additionally, any transfer of a license must be approved by the FCC.

         The Company intends to focus its operations, marketing, and service in regional markets to increase efficiencies and profitability. However, the Company does not currently have the financial resources to develop operating systems in the foregoing markets, and there can be no assurance that the Company will ever develop systems in such markets. To develop and launch additional wireless cable systems in areas where the Company holds licenses, or otherwise, the Company will need to raise additional capital. There can be no assurance that operating revenues will be sufficient to sustain subscriber growth or that additional financing, if required, will be available on terms acceptable to the Company, if at all.

         In Costa Rica, the Company believes it is well-positioned to compete effectively with other pay television providers in the San Jose Central Valley area, principally hardwire cable operators, and to establish a profitable business. The Company also is evaluating the possibility of directing its signals into other key metropolitan areas of Costa Rica that aren't served by any cable or other pay television service by establishing additional transmission sites and/or utilizing more powerful transmitters.

         EMPLOYEES. As of February 10, 1998, the Company had 35 full-time employees and no part-time employees serving in its executive, LaCrosse, and Costa Rica offices. The Company maintains various benefit plans and experiences good employee relations.

         FACILITIES. The Company currently shares furnished leased space with Mel Rosen who, in April, 1997, leased approximately 3,000 square feet of space in a one-story office building in North Miami Beach, Florida. The lease is for one year, renewable at the lessee's option. The Company pays approximately $1,500 per month as its share of this space.

         The Company also leases approximately 1,400 square feet in an office building in Daytona Beach, Florida, at a monthly lease cost of approximately $1,600 per month. The Daytona Beach office was the corporate headquarters of the Company from August, 1996 until it was closed in late 1997. The office will be subleased for the remainder of the three-year lease term.

         The Company leases approximately 2,000 square feet of facilities in LaCrosse, Wisconsin for its Lacrosse System operation. Approximately one-fourth of such space is warehouse space. The rent is $1,391.00 per month, and the space is leased on a month-to-month basis.

         The Company also leases approximately 4,485 sq. ft. of office and warehouse facilities in San Jose, Costa Rica for its Costa Rican System operation. Approximately one-fifth of such space is warehouse space. The rent is $1,750.00 per month, and the lease expires in April, 1998 and is renewable.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table lists certain information about the directors and executive officers of the Company.

NAME                    AGE         POSITION
----                    ---         --------
Melvin Rosen            54          President and Director

Samuel H. Simkin        51          Vice President, General Counsel and Director

Dennis J. Devlin        47          Director

James R. Pekarek        45          Vice President, Chief Financial Officer


         Each Director of the Company holds such position until the next annual meeting of shareholders and until his successor is duly elected and qualified. The officers hold office until the first meeting of the Board of Directors following the annual meeting of shareholders and until their successors are chosen and qualified, subject to early removal by the Board of Directors.

         MELVIN ROSEN: PRESIDENT AND DIRECTOR

         Mel Rosen, 54, is President and Chief Executive Officer of the Company. Mr. Rosen has considerable experience in a wide range of business activities including, most prominently, satellite and cable television.

         Mr. Rosen is a graduate of Loyola College, Baltimore, Maryland (B.S., English, 1965) and an Honors Graduate of the University of Maryland School of Law (J.D. 1968). He practiced law in New York, specializing in taxation, with Proskauer, Rose, Goetz & Mendelsohn; Finley, Kumble, Underberg, Persky & Roth; and Rosen and Mintzer. Mr. Rosen developed an expertise in real estate finance and development and in the 1970's became a major owner of residential housing. During the 1980's, Mr. Rosen was a producer of motion pictures and classical ballet, among other ventures.

         In 1987, Mr. Rosen and a partner co-founded TVN Entertainment Corp., a closely-held company which is currently the owner-operator of the largest multi-channel pay-per-view satellite television systems and is one of the largest lessees of television satellite transponders in the United States TVN's offerings of recent motion pictures, major sporting events (such as championship boxing) and NFL Football's "Sunday Ticket" account for approximately 90% of the pay-perview revenue on C-band satellite television. TVN, based in Burbank, CA, has in excess of 850,000 C-band satellite dish and other subscribers and is in the forefront of digital technology. Mr. Rosen is a major shareholder and a director of TVN, but is not actively involved in the operations of the Company.

         For the past 11 years, Mr. Rosen has owned and operated a national broadcast television channel in Costa Rica. From 1987 - 1996, he also owned and operated the wireless cable subscription television system in Costa Rica which, in February 1996, was sold to and is presently being operated by the Company. During this time, Mr. Rosen developed extensive knowledge of the wireless cable television business in Costa Rica and other countries of Latin America.

         Other than his position as President, CEO and Chairman of Company, Mr. Rosen has only one other active business. He is President and CEO of The Fifth Avenue Channel, Inc., a company owned by Ivana Trump, Mr. Rosen and his affiliates.

         SAMUEL H. SIMKIN: VICE PRESIDENT AND GENERAL COUNSEL

         Samuel H. ("Sandy") Simkin, 51, is Vice President and General Counsel and a Director of the Company. Mr. Simkin has a broad-based legal and business background. He is a graduate of University of Texas at Austin (BBA, Business Honors, 1968); University of Texas School of Law (J.D., 1970); and Georgetown University, Washington, D.C. (LL.M. 1971). He was a practicing tax attorney in Houston, Texas from 1972 - 1996, specializing during those years in corporate finance, real estate, mining and minerals and entertainment law. During this period, he served as Vice President and General Counsel of a large closely-held coal mining company in the Midwest.

         During the period 1986 - 1997, Mr. Simkin was an equity partner in, and legal advisor to, several business ventures, including a music production and publishing company in Los Angeles, a real estate and timeshare development company in Orlando, Florida and, most recently, an Orlando, Florida-based television production company which produced a series of business newsmagazine shows.

         DENNIS J. DEVLIN: DIRECTOR

         Mr. Devlin is a founder and has served as director and Vice President of the Company since May 1993. Mr. Devlin is the founder and has served as president of Dennis' Mobile Home Service and Supply, Inc., Wayne, Michigan since 1979. Mobil Home Service and Supply, Inc. is engaged in the construction of additions, roof systems and specialized products for mobile home owners, including remodeling, insurance services, parts supply, and repair. Mr. Devlin received a Bachelor of Arts in Education in 1971 from Eastern Michigan University.

         JAMES R. PEKAREK: CHIEF FINANCIAL OFFICER

         James Pekarek, 45, is Vice President & Chief Financial Officer of the Company. A certified public accountant with extensive "Big Six" firm auditing experience, he has an extensive background in manufacturing, health care, real estate, insurance and other service industries.

         Mr. Pekarek is a Summa Cum Laude graduate of the College of St. Thomas, St. Paul, Minnesota (B.A. Accounting). From 1976 - 1985, he was with KPMG Peat Marwick, in St. Paul, where he performed financial audits and consulting services for over 50 diversified public and private companies, ranging from $5 million to $2 billion in revenues. He served as Chief Financial Officer of the Merchants Group, in New York, (AMEX: "MGP"), 1985 - 1987; of Homeowners Group (OTC: "HOMG"), in Florida, 1988 - 1991; and of Med/Waste, Inc. (OTC: "MWDS"), in Florida, 1992 - 1996.

EXECUTIVE COMPENSATION

         DIRECTOR'S REMUNERATION

         Commencing in June 1996, each non-employee director received a fee of $500 for each board and committee meeting they attended. Each director received at the annual meeting of the directors a non-discretionary grant of a stock option for 5,000 shares of common stock.

Summary Compensation Table

         The following table sets forth a summary of cash and non-cash compensation awarded or paid to, or earned by, the Company's officers with respect to services rendered in 1995, 1996 and 1997. No other executive officer of the Company received compensation in excess of $100,000 during the Company's last completed fiscal year.


NAME AND PRINCIPAL
POSITION                            ANNUAL COMPENSATION
--------                            -------------------
                                                                                        SECURITIES
                                                                                        UNDERLYING

                                            YEAR              SALARY            BONUS              OPTIONS
                                            ----              ------            -----              -------
Fernand L. Duquette, President(1)           1997             $120,000             --               $   --
                                                                                ------              -----

                                            1996             $120,000             --               $   --
                                                                                ------              -----

                                            1995              $92,000             --               $7,000
                                                                                ------

Melvin Rosen, President, CEO(2)             1997             $150,000(3)          --               $   --

(1) Mr. Duquette resigned as the Company's President and Chief Executive Officer as well as from his position as a director of the Company on May 19, 1997.

(2)      First became an officer or director of the Company in May, 1997.

(3)      Deferred.

         Option Grants

         The following table sets forth for each of the named executive officers of the Company information with respect to options granted during 1996.


                              OPTION GRANTS IN 1997


No options were granted in 1997.

Options Exercised

         The following table sets forth for each of the named executive officers of the Company information with respect to option exercises during 1997, and the status of their options on December 31, 1997, as to (i) the number of shares of common stock underlying options exercised during 1997, (iii) the total number of unexercised in-the-money options at December 31, 1997.


                       AGGREGATED OPTION EXERCISES IN 1997
                     AND OPTION VALUES ON DECEMBER 31, 1997

                                                                                         VALUE OF
                                                   NUMBER OF                             UNEXERCISABLE
                                                   UNEXERCISED                           IN-THE-MONEY
                                                   OPTIONS/SARS AT                       OPTIONS AT
                       SHARES                      12/31/97 (# SH.)(1)                   12/31/97 ($)(2)
                      ACQUIRED          VALUE      -----------------------------         -----------------------------
                         ON           REALIZED
NAME                  EXERCISE           ($)       EXERCISABLE     UNEXERCISABLE         EXERCISABLE     UNEXERCISABLE
----                  --------           ---       -----------     -------------         -----------     -------------
Fernand L.                0               0        37,000          0                     0               0
Duquette



         (1) Exercisable options are those exercisable on December 31, 1997. Unexercisable options are those not exercisable on December 31, 1997.

         (2) Value of exercisable and unexercisable in-the-money options represents the excess of the fair market value of the stock underlying the options at December 31, 1997, over the exercise price assuming the options were exercised at that time.

                             PRINCIPAL SHAREHOLDERS

       The following table sets forth information regarding beneficial ownership of the Company's Common Stock by all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, each director and executive officer, and all executive officers and directors of the Company as a group, as of February 10, 1998:


              NAME AND ADDRESS OF                       AMOUNT AND NATURE                       PERCENT OF
              BENEFICIAL OWNER OR                         OF BENEFICIAL                        OUTSTANDING
               IDENTITY OF GROUP                           OWNERSHIP(1)                         SHARES(2)
               -----------------                           ------------                         ---------
Fernand L. Duquette                                             313,000(3)(4)                      7.8%
501 Grandview Ave.
Suite 201
Daytona Beach, FL  32118

Dennis J. Devlin                                                297,000(3)(4)                      7.4%
35451 Elm Street
Wayne, MI  48184

Melvin Rosen                                                  6,033,212                           61.9%
1506 N.E. 162 Street
N. Miami Beach, FL  33162

Samuel H. Simkin                                                      0                              0%
1506 N.W. 162 Street
N. Miami Beach, Florida 33162

James R. Pekarek                                                      0                              0%
1506 N.E. 162 Street
N. Miami Beach, FL  33162

Amber Capital Corporation                                       394,477                            9.8%
2 Spur Lane
Rolling Hills, CA 90274

Investor Resource                                               394,477                            9.8%
Services, Inc.
490 North Causeway
New Smyrna Beach, FL 32169

                                      -45-



Aurora Holdings, Inc.                                           394,477                            9.8%
1020 Brookstown Avenue, Suite 14
Winston-Salem, NC  27101

J.W. Barclay & Co., Inc.                                        225,000(6)                         5.3%
One Battery Park Plaza
New York, NY  10004

All officers and directors as a                               6,330,212                           64.4%
group (3 persons)



(1) Except as otherwise indicated, all stockholders have sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names.

(2)      Based on 4,009,643 shares of Common Stock outstanding on February 10,
         1998.

(3) Includes 10,000 shares and warrants to purchase 10,000 shares held jointly by Messrs. Duquette and Devlin.

(4) Includes currently exercisable stock options or warrants, or both, to purchase 41,000, 20,000 shares held by Messrs. Duquette and Devlin, respectively.

(5) Consists of 301,212 shares of Common Stock held by Mr. Rosen, plus 4,732,000 shares of Common Stock issuable upon conversion of the Convertible Debenture, and 1,000,000 shares of Common Stock issuable upon exercise of the Debenture Warrants.

(6) Consists of shares of Common Stock issuable upon exercise of Private Placement Warrants to purchase 225,000 shares of Common Stock at an exercise price of $5.75 per share.

                              SELLING SHAREHOLDERS

       The Company has been advised by the Selling Shareholders that, with the exception of Melvin Rosen, none of the Selling Shareholders has or had a position, office or other material relationship with the Company or any of its affiliates within the past three years. Unless otherwise indicated, the following table sets forth certain information with respect to the ownership of the Company's Common Stock by each Selling Shareholder as of the date of this Prospectus.


                                          OWNERSHIP OF SHARES          NUMBER OF            OWNERSHIP OF SHARES
    NAME AND ADDRESS OF SELLING             OF COMMON STOCK             SHARES                OF COMMON STOCK
            SHAREHOLDER                    PRIOR TO OFFERING        OFFERED HEREBY           AFTER OFFERING(1)
-----------------------------------------------------------------------------------------------------------------
                                        SHARES       PERCENTAGE                           SHARES       PERCENTAGE
                                        ------       ----------                           ------       ----------
Michael Ploshnick(2)................      80,000(3)     2.0%              80,000                0         *
17346 St. James Court
Boca Raton, FL 33496

Howard Schwartz(2)..................     144,000(4)     3.5%             144,000                0         *
23 Pheasant Run Ln.
Dix Hills, NY 11746

Steven Finkelstein(2)...............     131,000(5)     3.2%             131,000                0         *
6 Horizon Road, #2803
Fort Lee, NJ 07024

Salvatore Marasa(2).................     144,000(6)     3.5%             144,000                0         *
242 Pondview Lane
Smithtown, NY 11787

David Ganz(2).......................     144,000(7)     3.5%             144,000                0         *
1220 Terry Rd.
Renkonkoma, NY 11779

Edward Goldner(2)...................      13,000(8)     *                 13,000                0         *
127 14th Street
W. Babylon, NY  11704

Anthony Imbo(2).....................     144,000(9)     3.5%             144,000                0         *
1995 Orinoco Drive
West Islip, NY 11795

Melvin Rosen........................   6,033,212(10)   61.9%             301,212        5,732,000        58.8%
1506 N.E. 162 Street
N. Miami Beach, FL 33162

Amber Capital Corporation...........     394,477        9.8%             394,477                0         *
2 Spur Lane
Rolling Hills, CA 90274

                                      -47-



Investor Resource
Services, Inc......................        394,477      9.8%             394,477                0         *
490 North Causeway
New Smyrna Beach, FL 32169

Aurora Holdings, Inc................       394,477      9.8%             394,477                0         *
1020 Brookstown Avenue
Suite 14
Winston-Salem, NC 27101

J.W. Barclay & Co., Inc.............       225,000(11)  5.3%             225,000                0         *
One Battery Park Plaza
New York, NY  10004

-------------------------
*        Less than 1%.

(1) Assumes that all Shares are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Shareholder will own upon completion of this offering.

(2)      An assignee of a portion of the Consultant's Warrants.

(3) Consists of shares of Common Stock issuable due to exercise of one-year warrants for the purchase of 50,000 shares of Common Stock of an exercise price of $1.00 per share, one-year warrants for the purchase of 20,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 10,000 shares of Common Stock at an exercise price of $2.50 per share.

(4) Consists of shares of Common Stock issuable due to exercise of one-year warrants for the purchase of 90,000 shares of Common Stock at an exercise price of $1.00 per share, one-year warrants for the purchase of 36,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 18,000 shares of Common Stock at an exercise price of $2.50 per share.

(5) Consists of shares of Common Stock issuable due to exercise of one-year warrants for the purchase of 77,000 shares of Common Stock at an exercise price of $1.00 per share, one-year warrants for the purchase of 36,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 18,000 shares of Common Stock at an exercise price of $2.50 per share.

(6) Consists of shares of Common stock issuable due to exercise of one-year warrants for the purchase of 90,000 shares of Common Stock at an exercise price of $1.00 per share, one-year warrants for the purchase of 36,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 18,000 shares of Common Stock at an exercise price of $2.50 per share.

(7) Consists of shares of Common stock issuable due to exercise of one-year warrants for the purchase of 90,000 shares of Common Stock at an exercise price of $1.00 per share, one-year warrants for the purchase of 36,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 18,000 shares of Common Stock at an exercise price of $2.50 per share.

(8) Consists of shares of Common Stock issuable due to exercise of one-year warrants for the purchase of 13,000 shares of Common Stock at an exercise price of $1.00 per share.

(9) Consists of shares of Common stock issuable due to exercise of one-year warrants for the purchase of 90,000 shares of Common Stock at an exercise price of $1.00 per share, one-year warrants for the purchase of 36,000 shares of Common Stock at an exercise price of $2.50 per share, and three-year warrants for the purchase of 18,000 shares of Common Stock at an exercise price of $2.50 per share.

(10) Consists of an aggregate of 301,212 shares of Common Stock issued in part as part of the consideration for the Costa Rica Acquisition and in part as part of the consideration for the Debt Restructuring Agreement, and also includes shares of Common Stock issuable upon exercise of the Debenture Warrants and upon conversion of the Convertible Debenture. Does not include 350,000 additional shares of Common Stock that would be issuable in the event that the Company repays Mr. Rosen a debt of approximately $175,000 which may be due him based on an increase in the number of subscribers in Costa Rica (approximately 3,500 subscribers multiplied by $50 each), and Mr. Rosen elects to convert said debt to 350,000 shares of Common Stock at a conversion price of $.50 per share.

(11) Consists of shares of Common Stock issuable upon exercise of Private Placement Warrants to purchase 225,000 shares of Common Stock at an exercise price of $5.75 per share.

                              CERTAIN TRANSACTIONS

       Upon its incorporation on May 7, 1993, the Company issued 250,000 shares of its Common Stock to each of Messrs. Duquette and Devlin, officers and directors of the Company, for total consideration of $124,276. During the nine-month period ended September 30, 1994, Mr. Devlin made net cash capital contributions to the Company of approximately $46,550 which were used for working capital.

       Mr. Duquette and Mr. Devlin each had a minority interest of less than 1% in the Grand Alliance LaCrosse (F) Partnership, which sold certain station licenses for the LaCrosse System to the Company. Mr. Duquette and Mr. Devlin received less than 1 % of the fees paid by the Company to Grand Alliance LaCrosse (F) Partnership.

       In August 1994, Messrs. Duquette and Devlin jointly purchased a unit of the Company's securities, for a purchase price of $50,000, as part of a private placement by the Company of 22.5 units to 29 accredited investors. The units consisted of secured promissory notes in the principal amount of $50,000, 10,000 shares of Common Stock, and a warrant to purchase 10,000 shares of the Company's Common Stock.

       During August 1994, the Company advanced $50,000 to Messrs. Duquette and Devlin. The loan was payable on demand, without interest. Proceeds of the loan were used by Messrs. Duquette and Devlin for personal expenses. The loan was repaid in full in November 1994.

       In February 1996, the Company, through its Costa Rica subsidiaries, acquired two companies that together hold certain rights to eighteen frequency licenses for broadcasting wireless cable services in Costa Rica. In the first acquisition, the Company, through Fepeca de Tournon, S.A., a new, wholly-owned Costa Rica subsidiary corporation of the Company ("Fepeca de Tournon, S.A."), acquired from Melvin Rosen all of the outstanding shares of common stock of Televisora Canal Diecinueve, S.A., a Costa Rica corporation ("Canal 19") for a total purchase price of $3,000,000, $1,000,000 of which was paid to Mr. Rosen at the closing, with the balance to be paid on February 23, 1997, with interest thereon at the rate of 3.6% per annum payable monthly. The payment of this deferred amount is secured by all of the acquired shares of stock of Canal 19 and of Grupo Masteri, S.A. (see below).

       In the second acquisition, the Company, through Fepeca de Tournon, S.A., acquired from Mr. Rosen all of the outstanding shares of common stock of Grupo Masteri, S.A., a Costa Rica corporation ("Grupo"), for a total purchase price of $1,000,000 paid at the closing by delivery to Mr. Rosen of 121,212 restricted shares of the Company's common stock, which represented approximately 6% of the Company's outstanding capital stock at the time of the acquisition. Such shares are subject to certain registration rights. See "Management's Discussion and Analysis-Liquidity and Capital Resources," and "Business-Acquisitions."

       On December 23, 1996, the Company engaged Kent T. Allen, Carl Caserta, Richard J. Fixaris and Charles S. Arnold (the "Consultants") to provide financial and public relations services to the Company for a period of twelve months. The Company has issued a total of 200,000 shares of its common stock to the Consultants as compensation for the services to be provided by the Consultants pursuant to the Consulting Agreements between the Consultants and the Company (the "Consulting Agreements"). The Consultants have each agreed to pay for all of the costs and expenses incurred by the Consultants in connection with rendering financial and public relations services to the Company pursuant to the Consulting Agreements. The Consultants have agreed to spend not less than $500,000 in such endeavor. The Company has filed a registration statement on Form S-8 covering the shares of common stock issued to the Consultants. The Consultants have disclaimed any affiliation with one another.

       On February 24, 1997, Mr. Duquette and Mr. Devlin each loaned to the Company the sum of $25,000 ($50,000 in the aggregate) for use by the Company in paying a required deposit to Mr. Rosen (see "Business - General Development of Business - Rosen Debt"). These loans are represented by accounts payable from the Company with interest at the prime rate. No repayment terms have yet been determined by the lenders and the Company. The Company believes the loans made by Mr. Duquette may be subject to setoff for claims by the Company.

       On February 12, 1997, the Company and the seller under the Costa Rica Acquisition ("Seller") entered into an agreement providing for the restructuring of the $2 million note given by the Company to Seller as part of the payment for the acquisition of Canal 19. This agreement was amended and restated by a letter agreement dated February 21, 1997. The agreement, as amended and restated, provided for the Company to make a payment of $625,000 toward reduction of the principal balance of the note on or before March 7, 1997. The remaining principal balance, plus accrued interest thereon, was to be paid on or before February 23, 1998, provided that, with an additional payment of $100,000, the Company could extend such maturity date for an additional period of six months. The Company paid Seller a deposit of $50,000 on February 24, 1997. The $50,000 deposit was to be applied toward the principal balance of the note provided, however, that if the $625,000 principal reduction payment was not timely paid, Seller could retain such deposit. The Company failed to pay the $625,000 payment and the Seller therefore retained the $50,000 deposit.

       On May 19, 1997, the Company entered into a Debt Restructuring Agreement ("Debt Restructuring Agreement") with the Seller for the restructuring of the $2 million debt into a secured Convertible Debenture to mature in 12 months with interest to accrue at 12% per annum (7% to be paid monthly and 5% at maturity) (the "Convertible Debenture" or "Debenture"). The adjusted principal amount of the Convertible Debenture is $2.1 million plus certain expenses owed or reimbursable to Seller at the issue date of the Debenture. At the Company's option, $1 million of this amount may be extended for an additional period of 12 months with interest to accrue on such amount at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity). The Seller has the option, exercisable within six months of the issue date of the Debenture, to extend the Debenture an additional 12 months, in which event, commencing on the first day of the 13th month after the issue date of the, one-half of the principal amount will accrue interest at 12% per annum (7% to be paid monthly in arrears and 5% to be paid at maturity) and one-half of the principal amount will accrue interest at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity).

       As consideration for the debt restructuring described above, the Company agreed to issue to the Seller (i) 180,000 shares of the Company's common stock with piggy-back registration rights, (ii) a warrant to purchase 500,000 shares at $1.00 per share (the "$1.00 Warrant"), and (iii) a warrant to purchase 500,000 shares at $5.00 per share (the "$5.00 Warrant"). Under the Agreement, the Seller received the right to nominate two members to the Company's Board of Directors until such time as Seller exercised the conversion rights under the Convertible Debenture and received a release from any liability in connection with the Costa Rica Acquisition.

       The Convertible Debenture is convertible by Seller into the Company's Common Stock at any time after the issue date prior to payment of the Debenture on at least 30 days' advance notice to the Company. The conversion price is equal to the lesser of (1) $.50 per share of Common Stock or (2) a price per share of common stock, equal to the average of the closing "bid" for the Company's common stock, as reported on Nasdaq, for the five trading days immediately prior to the conversion date. The Company is obligated to reserve for issuance upon conversion a sufficient number of shares of common stock and register such reserved shares and maintain an effective registration statement for such shares.

       Although it is anticipated that the Seller will convert the Convertible Debenture before its due date, until such conversion, if the Company defaults in its obligations under the Convertible Debenture, then Seller will be entitled to a transfer of all stock of the Costa Rican entities involved in the Costa Rica Acquisition and the right to purchase all capital assets of the Company in Costa Rica for fair market value. The capital assets of the Company in Costa Rica consist primarily of subscriber contracts, transmission equipment and subscriber reception equipment necessary for the operation of the Costa Rican wireless cable television service.

       Upon consummation of the Debt Restructuring Agreement, Fernand Duquette and Richard Vega resigned from their positions as directors of the Company, and Fernand Duquette additionally resigned as the Company's President and Chief Executive Officer. The Seller and his designee, Samuel H. Simkin, were appointed to the Company's Board of Directors and Seller was appointed the Company's President and Chief Executive Officer. As a result, a change in control of the Company is deemed to have taken place.

       On November 20, 1997, the Company reached an agreement in principle to acquire 60% of the capital stock of The Fifth Avenue Channel, Inc. (the "Channel"), which plans to premiere a new 24-hour luxury lifestyles television channel in the Spring of 1998. Although consummation of the transaction is subject to the execution and delivery of a definitive written agreement, it is anticipated that the transaction will be structured as follows: Shares of common stock of the Channel will be purchased from Melvin Rosen, the Company's President and Chief Executive Officer, and International Broadcast Corporation ("IBC") in exchange for 200,000 shares of the Company's Common Stock to be issued on a pro-rata basis at closing and up to an additional 400,000 shares of the Company's Common Stock which will be issuable to Mr. Rosen and IBC, also on a pro-rata basis, based upon future performance of the Channel. Following the acquisition, Mr. Rosen and IBC will continue to be minority shareholders in the Channel along with Ivana Trump, who will continue to serve as its Chairman of the Board. Ms. Trump is expected to serve as the hostess of the Channel.

       As the requisite conditions of competitive, free-market dealings may not exist, the foregoing transactions cannot be presumed to have been carried out on an arms-length basis, nor upon terms no less favorable than had unaffiliated parties been involved.

       Except as set forth herein, there are currently no proposed transactions between the Company, its officers, directors, shareholders, and affiliates. Although future transactions between the Company and such parties are possible, including a transaction relating to a business opportunity, the Board of Directors of the Company has adopted a policy regarding transactions between the Company and any officer, director or affiliate, including loan transactions, requiring that all such transactions be approved by a majority of the independent and disinterested members of the Board of Directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties.

                            DESCRIPTION OF SECURITIES

GENERAL

       The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of the date of this Prospectus, 4,009,643 shares of Common Stock and no shares of Preferred Stock were outstanding. The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

COMMON STOCK

       The Company is authorized to issue 10,000,000 shares of Common Stock, $.001 par value, of which 4,009,643 shares are issued and outstanding as of the date of this Prospectus. The issued and outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights and are not subject to further calls or assessments once fully paid.

       Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to any prior rights accruing to any holders of preferred stock of the Company. Upon liquidation or dissolution of the Company, holders of shares of Common Stock will be entitled to share proportionally in all assets available for distribution to such holders.

PREFERRED STOCK

       The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock, par value of $.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. There are currently no issued and outstanding shares of preferred stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

PURCHASE WARRANTS AND CONVERTIBLE DEBENTURE

       As of the date of this Prospectus, the Company has issued and outstanding a total of 3,965,000 warrants to purchase a like number of shares of its Common Stock. Of such total, 1,610,000 were sold by the Company and 400,000 were sold by certain selling securityholders in the Company's initial public offering in May 1995 (the "IPO Warrants"), 100,000 Underwriters' Stock Warrants and 140,000 Underwriters' Warrants were sold to the underwriter of such offering, 225,000 warrants (the "Private Placement Warrants") were sold in a private offering in August 1994, 1,000,000 of the warrants are the Debenture Warrants and 350,000 of the warrants are the Consultant's Warrants.

       The various exercise or conversion prices and the number of shares of Common Stock purchasable upon the exercise of the warrants and conversion of the Convertible Debenture are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock. The warrants and the Convertible Debenture do not confer upon holders any voting or any other rights as shareholders of the Company.

       The following is a brief summary of certain provisions of the warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the particular warrant agreement.

       IPO WARRANTS

       The IPO Warrants are exercisable at a price of $5.75 per share at any time until May 3, 2003 and are governed by a warrant agreement between the Company and Continental Stock Transfer & Trust Company as warrant agent.

       IPO Warrants are subject to redemption by the Company, upon 30 days' prior written notice, at a price of $.25 per IPO Warrant, if the closing sale or bid price per share of the Common Stock equals or exceeds 120% of the then-current exercise price (initially $5.75, subject to adjustment) per share for the 20 trading days ending on the third trading day prior to the mailing of the notice of the redemption.

       UNDERWRITER'S WARRANTS AND UNDERWRITER'S STOCK WARRANTS

       The 140,000 Underwriter's Warrants and the 100,000 Underwriter's Stock Warrants were issued to designees of the Company's Underwriter in the Company's initial public offering of securities in May 1995. The 140,000 Underwriter's Warrants entitle the holders to purchase a like number of underlying warrants ("Underlying Warrants"), which are identical to the IPO Warrants described above, i.e., each Underlying Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.75 until May 3, 2000, and is subject to redemption by the Company upon 30 days prior written notice at a price of $.25 per Underlying Warrant, provided that the closing sale or bid price per share of the Company's Common Stock equals or exceeds 120% of the then current exercise price (initially $5.75, subject to adjustment) to the 20 trading days ending on the third trading day prior to the mailing of the notice of redemption. The Underwriter's Warrants are exercisable for a like number of Underlying Warrants at a price of $.375 per warrant and the Underwriter's Stock Warrants are exercisable for a like number of shares of Common Stock at a price of $7.50 per share. The Underwriter's Warrants and the Underwriter's Stock Warrants are exercisable until May 3, 2000.

       PRIVATE PLACEMENT WARRANTS

       In August 1994, the Company issued an aggregate of 225,000 Private Placement Warrants as part of the sale of units of its securities. Such warrants may be exercised no sooner than one year and no later than five years from the date of their issuance at an exercise price of $5.75 per share. The warrants provide for adjustment of the number of shares underlying the warrants upon the occurrence of certain events, as stock dividends, stock splits, or other reclassifications of the Company's common stock, a consolidation or merger of the Company, or a liquidating distribution of the Company's common stock.

       CONVERTIBLE DEBENTURE AND DEBENTURE WARRANTS ISSUED IN CONNECTION WITH DEBT RESTRUCTURING

       As part of the restructuring of the Company's debt for the Costa Rica Acquisition, the Company issued a Convertible Debenture to the Seller under said Acquisition.

       The Convertible Debenture is set to mature 12 months from its face date with interest to accrue at 12% per annum (7% to be paid monthly and 5% at maturity). The principal amount of the Convertible Debenture is $2 million plus certain expenses owed or reimbursable to Seller at the issue date of the Convertible Debenture. At the Company's option, $1 million of this amount may be extended for an additional period of 12 months with interest to accrue on such amount at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity). The Seller has the option, exercisable within six months of the issue date of the Convertible Debenture, to elect or extend the maturity date of the Convertible Debenture of an additional 12 months, in which event, commencing on the first day of the 13th month after the issue date of the Convertible Debenture, one-half of the principal amount will accrue interest at 12% per annum (7% to be paid monthly in arrears and 5% to be paid at maturity) and one-half of the principal amount will accrue interest at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity).

       As further consideration for the above-described debt restructuring, the Company agreed to issue to the Seller the Debenture Warrants, which consist of
(i) a warrant to purchase 500,000 shares at $1.00 per share, and (ii) a warrant to purchase 500,000 shares at $5.00 per share. The Debenture Warrants have a term of five years and provide for cashless exercise and anti-dilution.

       The Convertible Debenture is convertible by the Seller into the Company's common stock at any time after the issue date prior to payment of the debenture on at least 30 days advance notice to the Company. The conversion price is equal to the lesser of (1) $.50 per share of common stock or (2) a price per share of common stock equal to the average of the closing "bid" for the Company's common stock as reported on NASDAQ for the five trading days immediately prior to the conversion date. The Company is obligated to reserve for issuance upon conversion a sufficient number of shares of common stock and to register such reserved shares and maintain an effective registration statement for such shares. The Seller has expressed his intent to convert the Convertible Debenture before its due date, although such conversion has not yet taken place.

       CONSULTANT'S WARRANTS

       The Consultant's Warrants were issued to Meyers, Pollock, Robbins, Inc., the Company's financial consultant pursuant to a Consultant Agreement entered into by the Company and said Consultant as of July 24, 1997. The Consultant's Warrants have subsequently been assigned to certain individuals.

       The Consultant's Warrants consist of the following: (i) one-year warrants for the purchase of 500,000 shares of Common Stock at an exercise price of $1.00 per share; (ii) one-year warrants for the purchase price of 200,000 shares of Common Stock at an exercise price of $2.50 per share; and (iii) three-year warrants for the purchase of 100,000 shares of Common Stock at an exercise price of $2.50 per share. The one-year warrants for the purchase of 450,000 shares of Common Stock at an exercise price of $1.00 per share were exercised in October 1997, leaving one-year warrants for the purchase of 50,000 shares of Common Stock at an exercise price of $1.00 per share unexercised as of the date of this Prospectus.

CERTAIN ANTI-TAKEOVER EFFECTS

       Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. Pursuant to such authorization, the Company has entered into agreements with each of its directors and certain of its officers providing for indemnification to the fullest extent permitted by law.

       Additionally, the authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. Except as described above, there are no agreements or understandings for the issuance of Preferred Stock and the Board of Directors has no intention to issue additional series of Preferred Stock as of the date of this Prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

       See "Risk Factors -- Risk of Future Sales of Common Stock."

TRANSFER AGENT

       The Transfer Agent for the Common Stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that they may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market, or on any other exchange on which the Common Stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

         Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the Shares may not be sold therein unless the Shares have been registered or qualified for sale in such state or an exemption from such requirement is available and is complied with.

         The Company will pay certain expenses in connection with this offering, estimated to be approximately $40,000, but will not pay for any underwriting commissions and discounts, if any, or counsel fees or other expenses of the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders, their directors, officers, agents and representatives, and any underwriters, against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders have also agreed to indemnify the Company, its directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

         The Selling Shareholders and other persons participating in the distribution of the Shares offered hereby are subject to the applicable requirements of Rule 10b-6 promulgated under the Exchange Act in connection with sales of the Shares.

                                  LEGAL MATTERS

         The validity of the Shares is being passed upon for the Company by Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131.

                                     EXPERTS

         The financial statements included in this Prospectus have been audited by BDO Siedman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS

Consolidated Balance Sheets as of September 30, 1997 (Unaudited)
   and December 31, 1996..................................................F-2

Consolidated Statements of Operations for the Three Months
   Ended September 30, 1997 and 1996, and the Nine Months
   Ended September 30, 1997 and 1996 (Unaudited)..........................F-3

Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 1997 and 1996 (Unaudited)..........................F-4

Notes to Consolidated Financial Statements for the Nine Months
   Ended September 30, 1997 (Unaudited)...................................F-5

Report of Independent Certified Public Accountants   ....................F-12

Consolidated Balance Sheets at December 31, 1996 and 1995................F-13

Consolidated Statements of Operations for the Years
   Ended December 31, 1996 and 1995......................................F-15

Consolidated Statements of Stockholders' Equity (Deficit) for the Years
   Ended December 31, 1996 and 1995......................................F-16

Consolidated Statements of Cash Flows for the Years
   Ended December 31, 1996 and 1995......................................F-17

Summary of Significant Accounting Principles.............................F-18

Notes to Consolidated Financial Statements...............................F-22


                      TEL-COM WIRELESS CABLE TV CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                                                                                      ASSETS
                                                              SEPTEMBER 30, 1997                  DECEMBER 31, 1996
                                                                  (UNAUDITED)
                                                          --------------------------         ---------------------------
Current Assets

   Cash and Cash Equivalents                                           $      6,212                        $     26,618
   Restricted Cash                                                                0                             346,400
   Accounts Receivable - Trade                                               47,979                              18,739
   Prepaid Consulting Fees                                                  311,000                             988,000
   Prepaid Expenses                                                          10,387                              44,552
                                                          --------------------------         ---------------------------
Total Current Assets                                                        375,578                           1,424,309
Property & Equipment, Net (Note 3)                                        1,428,770                           1,365,235
Licenses, Net (Note 4)                                                    5,546,812                           5,458,444
Other Assets, Net (Note 4)                                                  135,450                             127,335
                                                          --------------------------         ---------------------------
Total Assets                                                            $ 7,486,610                         $ 8,375,323
                                                          ==========================         ===========================

                                                                        LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities

   Accounts Payable                                                     $   336,733                        $    153,276
   Accrued Liabilities                                                      126,607                              16,787
   Current portion of long-term debt                                         17,902                               5,736
   Loans and Debentures Due to
     Stockholders                                                         2,482,400                           2,008,000
   Notes Due to Bank                                                              0                             361,000
                                                          --------------------------         ---------------------------
Total Current Liabilities                                                 2,963,642                           2,544,799
   License Fees Payable                                                     951,479                             951,479
Long-term debt, less current portion                                            ---                              16,975
                                                          --------------------------         ---------------------------
Total Liabilities                                                         3,915,121                           3,513,253
Stockholders' Equity
   Preferred Stock                                                                0                                   1
   Common Stock                                                               3,557                               2,196
   Additional Paid-in Capital                                             7,560,112                           7,544,720
   Accumulated Deficit                                                   (3,992,180)                         (2,284,847)
                                                          --------------------------         ---------------------------
Less:  Stock Subscription Receivable                                      3,571,489                           5,262,070
                                                                                  0                            (400,000)
                                                          --------------------------         ---------------------------
Total Stockholders' Equity                                              $ 3,571,489                         $ 4,862,070
                                                                          7,486,610                           8,375,323
                                                          ==========================         ===========================


                                  See Notes to Consolidated Financial Statements


                      TEL-COM WIRELESS CABLE TV CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                             THREE MONTHS ENDED                                       NINE MONTHS ENDED
                                                SEPTEMBER 30,                                           SEPTEMBER 30,
                               ----------------------------------------------         ---------------------------------------------
                                      1997                   1996                   1997                        1996
                                   (UNAUDITED)            (UNAUDITED)            (UNAUDITED)                 (UNAUDITED)
                               -------------------    ------------------    --------------------         -------------------
Revenue                                 $ 295,561             $ 104,963               $ 783,984                   $ 313,408
Cost of Sales                              59,978                20,157                 128,634                      58,052
                               -------------------    ------------------    --------------------         -------------------
Gross Profit                              235,583                84,806                 655,350                     255,356
Operating Expense                         705,185               470,055               2,063,860                   1,196,387
                               -------------------    ------------------    --------------------         -------------------
Other Income (Expense)

   Interest Income                            367                22,552                   4,710                      88,682
   Interest Expense                      (237,096)              (31,271)               (303,532)                    (78,890)
                               -------------------    ------------------    --------------------         -------------------
Total Other Income (Expense)             (236,729)               (8,719)               (298,822)                      9,792
                               -------------------    ------------------    --------------------         -------------------
Net Loss                                ($706,331)            ($393,968)            ($1,707,332)                  ($931,239)
                               ===================    ==================    ====================         ===================
Weighted Number of
Common Shares Outstanding               2,556,212             1,996,212               2,345,245                   1,979,916
                               ===================    ==================    ====================         ===================
Net Loss per Common Share                  ($0.28)               ($0.20)                 ($0.73)                     ($0.47)
                               ===================    ==================    ====================         ===================



                 See Notes to Consolidated Financial Statements


                      TEL-COM WIRELESS CABLE TV CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                           ---------------------------------------------------
                                                                                   1997                          1996
                                                                                (UNAUDITED)                   (UNAUDITED)
                                                                           --------------------         ----------------------
Cash Flows from Operating Activities

   Net Loss                                                                        ($1,707,332)                   ($  931,239)
     Adjustments to reconcile net loss to net cash
     used in operating activities
         Amortization & Depreciation expense                                           412,224                         79,835
         Increase (Decrease) in Accounts Receivable                                    (29,240)                         7,770
         Decrease (Increase) in Prepaid Expenses                                       839,165                          6,813
         Increase (Decrease) in Accounts Payable                                       183,457                        (23,287)
         Increase (Decrease) in Accrued Liabilities                                    109,820                        (22,141)
                                                                           --------------------         ----------------------
                                                         Net Cash used in
                                                     Operating Activities             (191,906)                      (882,249)
                                                                           --------------------         ----------------------
Cash Flows from Investing Activities

     Acquisition of Equipment                                                         (222,879)                      (623,929)
     Acquisition of Licenses                                                                 0                       (472,089)
     Acquisition of Investments                                                              0                       (105,000)
     Proceeds from Sale of Investments                                                 346,400                      1,000,625
     Increase in Deposits and other assets                                              (8,115)                       (59,442)
                                                                           --------------------         ----------------------
                                                     Net Cash provided by

                                                     Investing Activities              115,406                       (259,835)
                                                                           --------------------         ----------------------
Cash Flows from Financing Activities

     Proceeds from Bank Loans                                                                0                      1,475,000
     Proceeds from Stockholder Loans                                                   221,902                         (6,500)
     Proceeds from Sale of Stock                                                       200,000                              0
     Repayment of Bank Loans                                                          (361,000)                    (1,114,000)
     Repayment of Truck Loans                                                           (4,808)                             0
                                                                           --------------------         ----------------------
                                                     Net Cash provided by
                                                     Financing Activities               56,094                        354,500
                                                                           --------------------         ----------------------
                                                     Net Decrease in Cash              (20,406)                      (787,584)
                                              Cash at Beginning of Period               26,618                      1,767,285
                                                                           --------------------         ----------------------
                                                    Cash at End of Period         $      6,212                     $  979,701
                                                                           ====================         ======================



                 See Notes to Consolidated Financial Statements

                     TEL-COM WIRELESS CABLET TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1            BASIS OF PRESENTATION

                  In the opinion of management, the accompanying unaudited, consolidated financial statements include all adjustments necessary for a fair presentation of financial position and the results of operations and cash flows for the periods presented. They include statements of all company affiliates, domestic and foreign. Certain information and note disclosures normally included in financial statements prepared according to generally accepted accounting principles have been condensed or omitted.

                  These statements should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the full fiscal year.

NOTE 2            SUPPLEMENTAL CASH FLOW INFORMATION

                  Supplemental disclosure of cash flow information for the nine months ended September 30, 1997 and 1996 follows:


                                                                         1997           1996
                                                                         ----           ----
                  Interest paid during the period                      $ 16,345       $ 78,890

                  Non-cash investing and financing activities
                     Loan issued to restructure debt                   $ 78,498       $      -
                     Warrants and common stock issued to
                       restructure debt                                                 88,750
                     Loans issued for Costa Rica licenses
                       (Grupo Masteri, S.A. in 1996)                    174,000      2,000,000
                     Warrants issued for investment banking
                       consulting services                              128,000         -
                     Common stock issued to acquire Television
                       Canal Diecinueve                                       -      1,000,000

                     TEL-COM WIRELESS CABLET TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3            PROPERTY & EQUIPMENT

                  Property and equipment at September 30, 1997 are summarized as follows:

Leasehold improvements                      $           13,381
Furniture, fixtures & office equipment                  74,926
Equipment                                            1,720,692

                                    Subtotal         1,808,999

Less accumulated depreciation                          380,229

Net property & equipment                    $        1,428,770
                                            ==================

NOTE 4            LICENSES & OTHER ASSETS

                  Licenses and other assets at September 30, 1997 are summarized as follows:

Licensing fees                              $        1,560,855
Costa Rican licenses                                 4,174,000
Deposits                                               126,698
Organization costs                                       4,000
Loans to Stockholders                                    6,550

                                    Subtotal         5,872,103

Less accumulated amortization                          189,841

Net other assets                            $        5,682,262
                                            ==================

NOTE 5            COMMITMENTS

                  LICENSES IN THE UNITED STATES

                  During 1993, the Company entered into agreements for the lease and purchase of certain channel licenses and for the lease and purchase of transmitting equipment and tower site usage in LaCrosse, Wisconsin.

                     TEL-COM WIRELESS CABLET TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Pursuant to the agreements, the Company has incurred $366,535 of costs related to the channel licenses. The cost of the channel licenses is amortized an a straight-line basis over 40 years beginning when the Company commenced operations. The Company has satisfied its lease requirements to the lessors, and the lessors transferred ownership of licenses and assigned the tower rights to the Company for $100. The transfer of ownership of the licenses is subject to approval by the Federal Communications Commission (FCC). On March 4, 1996, the FCC approved the transfer of ownership of licenses to the Company. The leases terminated upon the FCC's approval of the transfers.

                  On March 28, 1996, the Federal Communications Commission completed its auction of authorizations to provide single channel and Multichannel Multipoint Distribution Service
                  (MMDS) in 493 Basic Trading Areas. The Company won bids in 3 markets; Hickory- Lenoir-Morganton, NC; Wausau-Rhinelander, WI; and Stevens Point-Marshfield- Wisconsin Rapids, WI. The total amount bid for these licenses, after a 15% small business credit, was $3,046,212. on April 5, 1996, the Company submitted a payment of $239,502, that, coupled with its initial deposit of $65,120, made up the initial 10% of the down payment for acquisition of these licenses. On June 28, 1996, the Federal Communications Commission called for the second 10% of the down payment before the authorizations were issued. The Company had until July 8, 1996, to submit a balance of payment of $304,622 to satisfy the initial down payment total. Under confirmation of receipt of down payment, the FCC would issue the authorizations. On July 8, 1996, payment of $118,936 was submitted to the Federal Communications Commission to cover payment on the two Wisconsin markets of Stevens Point and Wausau. License fees payable to the FCC of $951,479 for the two Wisconsin licenses will be made over the next ten years in quarterly payments. Interest charged for this installment plan would be based on the rate of the effective ten-year US Treasury obligation at the time of the issuance of the authorization plus two and one half (2 1/2) percent.

                  On September 1, 1996, the unpaid license fee payable of $1,671,175 for the Hickory, NC, license was defaulted. According to Section 21.959 in the FCC MDA Audit Information Package, a maximum default payment of three percent of the defaulting bidder's bid amount would be due to the FCC. Of this amount, $65,544 was charged to operations in 1996. The remaining $120,142 of the deposit submitted to the FCC for Hickory, NC, was recorded as a refundable deposit at December 31, 1996. In addition, the Company will be liable to the FCC for the difference between the Company's winning bid and a lower winning

                      TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  bid received by the FCC in a subsequent auction of this license. The FCC has not yet announced plans to re-auction the Hickory, NC, license.

                  COSTA RICA LICENSES

                  On February 7, 1996, the Company signed two agreements for the acquisition from Melvin Rosen (the "Seller") of three companies that together hold 18 frequency licenses for broadcast of pay television (or "wireless cable") services in Costa Rica together with related equipment and contracts with subscribers for pay television services. These agreements were amended and restated on February 22, 1996. The closing of the three acquisitions was consummated an February 23, 1996.

                  In the first acquisition, the Company, through Fepeca deTournon, S.A. ("FdT"), a new, wholly owned Costa Rican subsidiary of the Company, acquired all of the outstanding shares of common stock of Televisora Canal Diecinueve, S.A., a Costa Rican corporation ("Canal 19"), for a total purchase price of $3 million, $1 million of which was paid at the closing and the balance was to be paid one year after the closing with interest at the rate of 3.6% per annum. The payment of this deferred amount is secured by all of the acquired shares of stock of Canal 19 and of Grupo Masteri, discussed below.

                  In the second acquisition, the Company, through FdT, acquired all of the outstanding shares of common stock of Grupo Masteri, S.A., a Costa Rican corporation ("Grupo"), for a total purchase price of $1 million paid at the closing in the form of restricted shares of 'he Company's common stock representing approximately six (6) percent of the company's total outstanding shares. The Company has agreed to provide the seller certain registration rights with respect to these shares.

                  The Company operates its wireless cable pay television business in Costa Rica through another wholly owned subsidiary corporation known as TelePlus, S.A. ("TelePlus"). The Company acquired TelePlus from Seller on February 23, 1996, and in consideration thereof, agreed to pay Seller a lump sum amount equal to $50 times the number of subscribers under contract with TelePlus in excess of the subscribers purchased from Seller at a date one year after TelePlus has six pay television channels broadcasting to the public. TelePlus began broadcasting six pay television channels in October 1996. Currently, TelePlus has approximately 4,200 subscribers and $174,000 is included in the cost of licenses for the increase in subscriber base in the year from October 31, 1996 to 1997.

                      TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  The cost of the Costa Rican channel licenses is amortized on a straight-line basis over 40 years beginning when the acquisition of the licenses was consummated.

NOTE 6            FOREIGN CURRENCY TRANSLATION

                  Costa Rican revenues and expenses were calculated monthly using the currency exchange rate for Costa Rican Colons into United States Dollars determined at the close of the business day on the last day of each applicable month. The exchange rate on September 30, 1997, was approximately 239 Colons per 1 U.S. Dollar.

NOTE 7            LOAN RESTRUCTURE

                  On February 12, 1997, the Company and Seller entered into an agreement providing for the restructuring of the $2 million note given by the Company to Seller as payment for the acquisition of Canal 19. This agreement was amended and restated by a letter agreement dated February 21, 1997. The agreement, as amended and restated, provided for the Company to make a payment of $625,000 toward reduction of the principal balance of the note on or before March 7, 1997. The remaining principal balance, plus accrued interest thereon, was to be paid an or before February 23, 1998, provided that, with an additional payment of $100,000, the Company could extend such maturity date for an additional period of six months. The Company paid Seller a deposit of $50,000 on February 24, 1997. The $50,000 deposit was to be applied toward the principal balance of the note provided, however, that, if the $625,000 principal reduction payment was not timely paid, Seller could retain such deposit. The Company failed to pay the $625,000 payment and the $50,000 was retained by the Seller.

                  On May 19, 1997, the Company entered into a Debt Restructuring Agreement with the Seller for the restructuring of the $2 million debt into a convertible debenture ("Debenture") to mature in 12 months with interest to accrue at 12% per annum (7% to be paid monthly and 5% at maturity). The principal amount of the Debenture is $2 million plus $100,000 for expenses owed or reimbursable to Seller at the issue date of the Debenture. At the Company's option, $1 million of this amount may be extended for an additional period of 12 months with interest to accrue on such amount at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity). The Seller has the option, exercisable within six months of the issue date of the Debenture, to elect to extend the maturity date of the debenture for an additional 12 months, in which event, commencing on the first day of the 13th month after the issue date of the Debenture, one-half of the principal amount will accrue interest at 12% per annum (7% to be paid monthly

                      TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  in arrears and 5% to be paid at maturity) and one-half of the principal amount will accrue interest at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity).

                  As consideration for this debt structuring, the Company agreed to issue to the Seller (i) 180,000 shares of the Company's common stock with piggy-back registration rights, (ii) a warrant to purchase 500,000 shares at $1.00 per share, and (iii) a warrant to purchase 500,000 shares at $5.00 per share. Under the Agreement, the Seller received the right to nominate two members to the Company's Board of Directors until such time as Seller exercised the conversion rights under the Debenture and received a release from any liability in connection with the Costa Rica acquisition. A value of $88,750 was assigned to the aforementioned stock and warrants issued to restructure the debt.

                  The Debenture is convertible by Seller into the Company's common stock at any time after the issue date prior to payment of the Debenture on at least 30 days' advance notice to the Company. The conversion price is equal to the lesser of (1) $.50 per share of common stock or (2) a price per share of common stock equal to the average of the closing "bid" for the Company's common stock as reported on NASDAQ for the five trading days immediately prior to the conversion date. The Company also will reserve for issuance upon conversion a sufficient number of shares of common stock and will register such reserved shares and maintain an effective registration statement for such shares.

                  The Seller has notified the Company of his intention to convert the Debenture into common stock before its due date. However, until the conversion occurs, there is risk that the Company could default in its obligations under the Debenture. In such case the Seller will be entitled to a transfer of all stock of Canal 19, Grupo and TelePlus and the right to purchase all capital assets of the Company in Costa Rica for fair market value. The capital assets of TelePlus consist primarily of subscriber contracts, transmission equipment and subscriber reception equipment necessary for the operation of the Costa Rican wireless cable television service.

                  All of the costs of restructuring the debt totaling $167,248 have been written off as additional interest expense in the third quarter of 1997 when the Seller indicated his intent to convert the debt into common stock. Interest continues to accrue until the debt is converted.

                      TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8            FINANCING - CONVERTIBLE PREFERRED STOCK PURCHASE

                  On November 25, 1996, the Company accepted a Subscription Agreement from Amber capital Corporation and Investor Resource Services, Inc. (the "Buyers") for a total of 500 shares of its Series A Convertible Preferred Stock at a price of $1,000 per share (the "Preferred Shares"), for a total subscription price of $500,000. The Buyers delivered $100,000 and promissory notes for $400,000, at closing. The Buyers paid an additional $100,000 against the notes on January 8, 1997. The balance of the notes, which was due on January 31, 1997, was not paid, and the Company and the Buyers agreed to terminate the balance of the Subscription Agreements and cancel the notes. On March 14, 1997, Aurora Capital purchased 100 shares of the Company's Series B Convertible Preferred Stock for $100,000. The 300 aggregate shares of Series A and Series B Convertible Preferred Stock were converted into 1,183,431 shares of common stock on September 16, 1997.

NOTE 9            CONSULTING AGREEMENT AND EXERCISE OF WARRANTS IN
                  OCTOBER, 1997

                  In July 1997, the Company entered into a two-year Consulting Agreement with an investment banking firm (the "Consultant"). Pursuant thereto the Company granted the Consultant 500,000 one-year warrants exercisable at $1.00 per share, 200,000 one-year warrants exercisable at $2.50 per share and 100,000 three-year warrants exercisable at $2.50 per share. A value of $129,000 was assigned to the warrants and $64,000 per quarter is being amortized in operating expenses in the third and fourth quarters of 1997.

                  In October 1997, assignees of the Consultant exercised the 500,000 one-year warrants at $1 per share and the company received $450,000 of the proceeds in early October, 1997. The remaining $50,000 is to be paid before December 31, 1997.

Report of Independent Certified Public Accountants

To the Board of Directors
Tel-Com Wireless Cable TV Corporation
Daytona Beach, Florida

We have audited the accompanying consolidated balance sheets of Tel-Com Wireless Cable TV Corporation as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tel-Com Wireless Cable TV Corporation at Decem ber 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 15 to the financial statements, the Company has experienced significant operating losses and has negative working capital at December 31, 1996. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Orlando, Florida
April 4, 1997


                      TEL-COM WIRELESS CABLE TV CORPORATION

                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                1996                   1995
------------                                                ----                   ----
Assets

Current:
     Cash and cash equivalents                        $   26,618            $ 1,767,285
     Restricted cash (Note 7)                            346,400                      -
     Investment securities (Note 2)                            -              1,000,625
     Accounts receivable - trade, net of allowance
        for doubtful accounts of $19,028 and $-0-         18,739                 29,667
     Prepaid consulting fees (Note 6)                    988,000                      -
     Prepaid other expenses                               44,552                 83,062
                                                      ----------             ----------
             Total current assets                      1,424,309              2,880,639

     Property and equipment, net (Note 3)              1,365,235                716,658

     Investment securities (Note 2)                            -                250,000

     Licenses, net (Notes 4 and 8)                     5,458,444                362,329

     Other assets, net (Note 5)                          127,335                 68,693
                                                      ----------             ----------

                                                     $ 8,375,323            $ 4,278,319
                                                      ==========             ==========



    See accompanying summary of significant accounting policies and notes to consolidated financial statements.


                      TEL-COM WIRELESS CABLE TV CORPORATION

                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                            1996                   1995
------------                                                            ----                   ----
Liabilities and Stockholders' Equity

Current liabilities:
     Notes payable (Note 7)                                     $ 2,369,000            $     8,000
     Accounts payable                                               153,276                 73,054
     Accrued liabilities                                             16,787                 40,981
     Current portion of long-term debt (Note 9)                       5,736                      -
                                                                -----------             ----------

             Total current liabilities                            2,544,799                122,035

License fees payable (Note 8)                                       951,479                      -
Long-term debt, less current portion (Note 9)                        16,975                      -
                                                                 ----------             ----------
             Total liabilities                                    3,513,253                122,035

Commitments and contingencies (Notes 6, 8, 14 and 15)

Stockholders' equity (Note 10):
     Preferred stock, $.001 par value, shares authorized
             5,000,000; 500 shares designated as Series A;
             issued and outstanding 500                                   1                      -
     Common stock, $.001 par value, shares authorized
             10,000,000; issued and outstanding 2,196,212
             and 1,875,000                                            2,196                  1,875
     Additional paid-in capital                                   7,544,720              5,057,042
     Accumulated deficit                                         (2,284,847)              (902,633)
                                                                 ----------            -----------
                                                                  5,262,070              4,156,284

     Less:  Stock subscription receivable                          (400,000)                     -
                                                                 ----------            -----------
             Total stockholders' equity                           4,862,070              4,156,284

                                                               $  8,375,323             $4,278,319
                                                                ===========              =========


    See accompanying summary of significant accounting policies and notes to consolidated financial statements.


                      TEL-COM WIRELESS CABLE TV CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31,                                 1996                   1995
-----------------------                                 ----                   ----

Revenue                                            $   459,185            $   155,399
Cost of sales                                           96,599                 38,244
                                                     ---------              ---------

             Gross profit                              362,586                117,155

Operating expenses                                   1,652,380                777,725
                                                     ---------              ---------

             Operating loss                         (1,289,794)              (660,570)

Other income (expense)

     Interest income                                   105,048                116,958
     Interest expense                                 (197,468)               (43,900)
                                                     ----------             ----------

                                                       (92,420)                73,058
                                                    -----------             ---------

Loss before extraordinary loss                      (1,382,214)              (587,512)

Extraordinary loss on early
     extinguishment of debt (Note 12)                        -               (164,447)
                                                  ------------               ---------

Net loss                                           $(1,382,214)             $(751,959)
                                                    ===========              =========

Weighted average number of
     common shares outstanding                       1,983,542              1,460,274

Loss before extraordinary loss
     per common share                            $        (.70)           $      (.40)

Extraordinary loss on early extinguishment
     of debt per common share                    $           -            $      (.11)
                                                  ------------             -----------

Net loss per common share                        $       (.70)            $      (.51)
                                                  ============             ===========



    See accompanying summary of significant accounting policies and notes to consolidated financial statements.


                      TEL-COM WIRELESS CABLE TV CORPORATION

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                       TOTAL
                                                                              ADDITIONAL                  STOCK     STOCKHOLDERS'
                                            COMMON STOCK     PREFERRED STOCK   PAID-IN   ACCUMULATED  SUBSCRIPTION    EQUITY
                                          SHARES    AMOUNT   SHARES    AMOUNT  CAPITAL     DEFICIT     RECEIVABLE    (DEFICIT)
                                          ------    -----    ------    ------  -------     -------     ----------    ---------
Balance, December 31, 1994                725,000   $ 725         -     $-    $ 170,101  $  (387,215)  $        - $ (216,389)

Adjustment (Note 11)                            -       -         -      -     (236,541)     236,541            -          -

Initial public offering, net of
    offering costs (Note 10)            1,150,000    1,150        -      -    5,123,482            -            -  5,124,632

Net loss                                        -        -        -      -            -     (751,959)           -   (751,959)
                                        --------------------------------------------------------------------------------------


Balance, December 31, 1995              1,875,000    1,875        -      -    5,057,042     (902,633)           -  4,156,284

Issuance of common stock in
    payment of acquisition (Note 1)       121,212      121        -      -      999,879            -            -  1,000,000

Issuance of common stock in
    payment of consulting fees (Note 6)   200,000      200        -      -      987,800            -            -    988,000

Sale of preferred stock (Note 10)               -        -      500      1      499,999            -     (400,000)   100,000

Net loss                                        -        -        -      -            -   (1,382,214)           - (1,382,214)
                                        -------------------------------------------------------------------------------------

Balance, December 31, 1996              2,196,212   $2,196      500     $1   $7,544,720  $(2,284,847)  $ (400,000)$4,862,070
                                        =====================================================================================



         See accompanying summary of significant accounting policies and notes to consolidated financial statements.


                      TEL-COM WIRELESS CABLE TV CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31,                                                                 1996                1995
-----------------------                                                                 ----                ----
Cash flows from operating activities:
   Net loss                                                                     $(1,382,214)        $  (751,959)
   Adjustments to reconcile net loss to net
      cash used in operating activities:

         Loss on disposal of property and equipment                                   2,851                   -
         Depreciation and amortization                                              246,401              79,461
         Loss on sale of investment securities                                       12,688                   -
         Extraordinary loss from early extinguishment of debt                             -             164,447
         Decrease (increase) in accounts receivable                                  10,928             (29,667)
         Decrease (increase) in prepaid expenses                                     38,510             (83,062)
         Increase in accounts payable                                                80,222              27,674
         (Decrease) in accrued liabilities                                          (24,194)            (28,469)
                                                                                 -----------         -----------

Net cash used in operating activities                                            (1,014,808)           (621,575)
                                                                                 -----------         -----------

Cash flows from investing activities:

   Purchase of investment securities                                               (655,750)         (3,001,195)
   Proceeds from sales and maturities of investment securities                    1,893,687           1,799,945
   Purchase of property and equipment                                              (780,061)           (415,324)
   Acquisition of licenses                                                       (1,000,000)             (4,958)
   Increase in other assets                                                         (59,442)            (65,560)
                                                                                 -----------         ------------

Net cash used in investing activities                                              (601,566)         (1,687,092)
                                                                                 -----------         -----------

Cash flows from financing activities:

   Increase in restricted cash                                                     (346,400)                  -
   Proceeds from sale of preferred stock                                            100,000           5,174,308
   Proceeds from issuance of notes payable                                        1,475,000                   -
   Payment of notes payable                                                      (1,114,000)         (1,325,000)
   Payment of long-term debt                                                       (238,893)                  -
                                                                                 -----------        ------------

Net cash provided by (used in) financing activities                                (124,293)          3,849,308
                                                                                 -----------        -----------

Net increase (decrease) in cash and cash equivalents                             (1,740,667)          1,540,641

Cash and cash equivalents, beginning of year                                      1,767,285             226,644
                                                                                 ----------          ----------

Cash and cash equivalents, end of year                                             $ 26,618          $1,767,285
                                                                                 ==========          ===========

        See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                      TEL-COM WIRELESS CABLE TV CORPORATION

                  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Principles of
Consolidation

The consolidated financial statements include the accounts of Tel-Com Wireless Cable TV Corporation and its wholly-owned subsidiaries after elimination of intercompany accounts and transactions.

Nature of
Organization

Tele Consulting Corporation was incorporated in the State of Florida on May 7, 1993, primarily to complete the development and begin operation of a wireless cable television transmission facility. The Company subsequently amended its articles of incorporation changing the name of the corporation to Tel-Com Wireless Cable TV Corporation ("the Company").

The Company's initial wireless cable television system is located in LaCrosse, Wisconsin. The Company plans to provide television for multiple dwelling units, commercial locations and single family residences in LaCrosse, as well as expanding through the development of additional wireless cable systems.

The Company was a development stage enterprise until January 1995 (at which time the Company commenced operations) as defined in Statements of Financial Accounting Standards (SFAS) No. 7 "Accounting and Reporting by Development Stage Enterprises."

On February 23, 1996, the Company acquired three Costa Rican corporations and commenced wireless cable operations in the Republic of Costa Rica (see Note 1). Two of these corporations were acquired through a new, wholly-owned Costa Rican subsidiary.

Cash and
Cash Equivalents

For financial presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Investment
Securities

Investment securities are stated at cost and adjusted for accretion of discount and amortization of premium. Investment securities are classified as such based upon the Company's intent and ability to hold to maturity. Gains and losses on sales of investment securities are computed on a specific identification method and based upon net proceeds and adjusted book values as of the settlement date.

                     TEL-COM WIRELESS CABLE TV CORPORATION

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Generally accepted accounting principles require investment and mortgage-backed securities that the Company has the positive intent and ability to hold to maturity to be classified as held-to-maturity securities and reported at amortized cost. Investment and mortgage-backed securities that are held principally for selling in the near term are to be classified as trading securities and reported at fair value, with unrealized gains and losses included in income. Investment and mortgage-backed securities not classified as either held-to-maturity or trading securities are to be classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. The Company adopted the Statement on January 1, 1994 with no material effect on the financial statements of the Company.

Property and
Equipment

Property and equipment are stated at cost. Depreciation expense is provided using the straight-line method for financial statement purposes and accelerated methods for federal income tax purposes over the estimated useful lives of the various assets, generally 5 to 25 years.

Licenses

Costs incurred to acquire or develop wireless cable channel licenses are capitalized and amortized on a straight-line basis over their expected useful lives of 40 years. Amortization of the licenses begins upon the commencement of operations.

Organizational
Costs

Organizational costs are stated at cost less accumulated amortization. Amortization expense is provided using the straight-line method over a five-year period.

Net Loss per
Common Share

Net loss per common share is computed based upon the weighted average number of shares outstanding during each period. Common stock equivalents include warrants and options and have not been included since their effect would be antidilutive.

Reclassifications

Certain amounts from the 1995 financial statements were reclassified to conform to current year presentations.

                     TEL-COM WIRELESS CABLE TV CORPORATION

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income Taxes

The Company accounts for income taxes in accordance with Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109") which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

Certain
Significant
Risks and
Uncertainties

Operations in the United States of America are regulated by the U.S. Federal Communications Commission and may be subject to nonrenewal, revocation or cancellation for violations of the Communications Act of 1934 that may occur.

In connection with the Company's Costa Rican operations (see Note 1), its operations are regulated mainly by the Radio and Television Law -Ley de Radio y Television, No. 1758 of June 19, 1954 as amended and the Regulation of Wireless Stations - Reglamemto de Estaciones Inalambricas, No. 63 of December 11, 1956 and the Broadcasting Rule of Atlantic City and the International Agreements Regarding Broadcasting executed in Washington, DC in 1949.

The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, including traditional and established hard-wire cable companies.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

                     TEL-COM WIRELESS CABLE TV CORPORATION

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent
Accounting
Pronouncements

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires, among other things, impairment loss of assets to be held and gains or losses from assets that are expected to be disposed of be included as a component of income from continuing operations before taxes on income. The Company adopted SFAS No. 121 in 1996, and its implementation did not have a material effect on the consolidated financial statements.

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   Acquisitions

On February 23, 1996, the Company acquired three companies that together hold 18 frequency licenses for broadcast of pay television (or "wireless cable") services in Costa Rica together with related equipment and contracts with subscribers for pay television services.

In the first acquisition, the Company, through Fepeca de Tournon, S.A. ("FdT"), a new, wholly-owned Costa Rican subsidiary corporation of the Company, acquired all of the outstanding shares of common stock of Televisora Canal Diecinueve, S.A., a Costa Rican corporation ("Canal 19"), for a total purchase price of $3,000,000, $1,000,000 of which was paid at the closing and the balance is to be paid one year after the closing with interest at the rate of 3.6% per annum. The payment of this deferred amount is secured by all of the acquired shares of stock of Canal 19 and of Grupo Masteri, S.A. and Teleplus, S.A., discussed below.

In the second acquisition, the Company, through FdT, acquired all of the outstanding shares of common stock of Grupo Masteri, S.A., a Costa Rican corporation ("Grupo"), for a total purchase price of $1,000,000 which was paid at the closing in the form of restricted shares of the Company's common stock valued at fair market value as of the date of closing. The Company has agreed to provide the Seller certain registration rights with respect to these shares.

The Company operates its wireless cable pay television business in Costa Rica through another wholly-owned subsidiary corporation known as TelePlus, S.A. ("TelePlus"). The Company acquired TelePlus from Seller on February 23, 1996 and in consideration thereof, agreed to pay Seller a lump sum amount equal to $50 times the number of subscribers under contract with TelePlus in excess of the 1,700 subscribers purchased from Seller at a date one year after TelePlus has six pay television channels broadcasting to the public. TelePlus began broadcasting six pay television channels in October 1996. Currently, TelePlus has approximately 3,000 subscribers. TelePlus leases their air-time from the broadcast channels from Canal 19 and Grupo and has acquired subscriber contracts and certain

                     TEL-COM WIRELESS CABLE TV CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

physical assets, consisting primarily of transmission equipment and subscriber reception equipment, from Grupo. The Company currently broadcasts cable programming over six channels in the Costa Rica System and has no present plans to use the 12 additional microwave channels.

The assets owned by the companies acquired consisted mainly of the frequency licenses and property and equipment. The entire purchase price of $4,000,000 was allocated to the frequency licenses and will be amortized over a 40-year period. Due to the age and technical obsolescence of the property and equipment, no purchase price was allocated to these assets.

Pursuant to the restructuring of the note payable related to the first acquisition as described in Note 14, the Seller will (i) be issued 180,000 shares of the Company's common stock with piggy back registration rights; (ii) be entitled to nominate two members to the Company's Board of Directors until such time as Seller has exercised the conversion rights under the debenture; and
(iii) receive a release from any liability in connection with the Costa Rica acquisition. The Company will adjust the purchase price of the first acquisition by the fair market value of the 180,000 shares of common stock at the date of issuance.

The following unaudited pro forma summary presents the consolidated results of operations as if the above acquisitions had occurred at the beginning of 1995, with pro forma adjustments to give effect to amortization of broadcast licenses acquired over 40 years, together with related income tax effects, and does not purport to be indicative of what would have occurred had the acquisition been made as of these dates or of results which may occur in the future. The results of operations of the acquired companies for the period of January 1, 1996 to February 23, 1996, the date of acquisition, were not significant and have been excluded from the following pro forma information:

                     TEL-COM WIRELESS CABLE TV CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 1995
----------------------------
Sales                              $ 345,992
Net loss                           $(875,614)
Loss per share                     $    (.55)


(2)   Investment
      Securities

As of December 31, 1995, all investments were classified as held to maturity investments and were stated at amortized cost. The amortized cost and approximate market values of investment securities were as follows:


                                                              UNREALIZED   UNREALIZED
                                AMORTIZED        GROSS          GROSS        FAIR
DECEMBER 31, 1995                 COST           GAIN            LOSS        VALUE
-------------------------------------------------------------------------------------
U.S. Government and
      agency obligations    $   1,250,625     $    7,465     $      -     $1,258,090
-------------------------------------------------------------------------------------


                                           AMORTIZED            FAIR
DECEMBER 31, 1995                            COST               VALUE
-------------------------------------------------------------------------------

Due in one year or less                 $   1,000,625     $     1,008,090

Due after one year through five years               -                   -

Due after five years through ten years        250,000             250,000
-------------------------------------------------------------------------------
                                       $    1,250,625     $     1,258,090


Proceeds from the sales and maturities of investment securities were approxi mately $1,894,000 and $1,800,000 during 1996 and 1995, respectively.

Due to the acquisition of the Costa Rican operation during 1996 (see Note 1) and the significant amount of expenditures associated with this acquisition, the Company transferred one of its investments from held to maturity to available for sale. The security had an unrealized loss of approximately $3,000 on the date of the transfer, which was realized upon its immediate sale.

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)   Property and
      Equipment

Property and equipment are summarized as follows:

                                   Useful
                                    Lives             1996             1995
-------------------------------------------------------------------------------


Leasehold improvements            7 - 10 years       $12,667        $  8,674
Furniture, fixtures and
      office equipment            7 years             77,139          50,201
Equipment                         5 - 10 years     1,390,442         726,655
Vehicles                          5 years            105,005               -
-------------------------------------------------------------------------------

                                                   1,585,253         785,530
Less accumulated depreciation                        220,018          68,872
-------------------------------------------------------------------------------

Net property and equipment                      $  1,365,235        $716,658
-------------------------------------------------------------------------------

The Company had depreciation expense of $152,355 and $68,872 for 1996 and 1995, respectively.
(4)   Licenses

Licenses consist of the following:

Location of License                                   1996            1995
-------------------------------------------------------------------------------


LaCrosse, Wisconsin                             $   371,493     $   371,493
San Jose, Costa Rica                              4,000,000               -
Stevens Point, Wisconsin                            530,625               -
Wausau, Wisconsin                                   658,736               -
-------------------------------------------------------------------------------

                                                  5,560,854         371,493
Less accumulated amortization                      (102,410)         (9,164)
-------------------------------------------------------------------------------

Net licenses                                   $  5,458,444     $   362,329
-------------------------------------------------------------------------------

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)   Other Assets


Other assets are summarized as follows:
                                             1996                    1995
-------------------------------------------------------------------------------


FCC deposits (Note 8)                  $   120,142             $        -
Other deposits                               5,860                 66,560
Organization costs                           4,000                  4,000
-------------------------------------------------------------------------------

                                           130,002                 70,560
Less accumulated amortization                2,667                  1,867
-------------------------------------------------------------------------------

Net other assets                       $   127,335            $    68,693
-------------------------------------------------------------------------------

(6)   Commitments

LICENSES LEASE AND PURCHASE OPTION AGREEMENT

During 1993, the Company entered into agreements for the lease and purchase of certain channel licenses and for the lease and purchase of transmitting equipment and tower site usage in LaCrosse, Wisconsin.

Pursuant to the agreements, the Company has incurred $371,493 of costs related to the channel licenses. The cost of the channel licenses is amortized on a straight-line basis over 40 years beginning when the Company com menced operations. Since the Company has satisfied its lease requirements to the lessors, the lessors transferred ownership of licenses and assigned the tower rights to the Company for $100. On March 4, 1996, the FCC approved the transfer of ownership of licenses to the Company.

OPERATING LEASES

The Company leases its offices, certain operating facilities and equipment under several operating leases with terms expiring through 2000. The Company is required to make minimum lease payments under these operating leases approximately as follows: 1997 - $72,000; 1998 - $47,000; 1999 - $34,000 and
2000 - $4,000.

CONSULTING AGREEMENTS

On December 23, 1996 the Company engaged four individuals (the "Consul tants") to provide financial and public relations services to the Company. The

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company has issued a total of 200,000 shares of its common stock to the Consultants as compensation for the services to be provided by the Consultants pursuant to the Consulting Agreements between the Consultants and the Company (the "Consulting Agreements") for a 12-month period. The Consultants have each agreed to pay for all of the costs and expenses incurred by the Consultants in connection with rendering financial and public relations services to the Company pursuant to the Consulting Agreements. The Consultants have agreed to spend not less than $500,000 in such endeavors. The cost associated with these Consulting Agreements has been recorded as prepaid consulting fees at the fair market value of the 200,000 shares on the date the agreements were signed, which was approximately $988,000. These costs will be amortized over the 12-month duration of the agreements. No costs were expensed as of December 31, 1996 as no services had yet been performed under the agreements.

(7) Notes
    Payable

As of December 31, 1996 and 1995, notes payable consist of the following:
                                                  1996                   1995
-------------------------------------------------------------------------------

$2,000,000 note payable to an individual,
 interest only at 3.6% per annum, payable
 monthly, principal and unpaid interest due
 in full February 1997, collateralized by
 all outstanding stock of its subsidiaries,
 Televisora Canal Diecinueve, S.A.; Grupo
 Masteri, S.A.; and Teleplus, S.A.
 (see Note 14)                               $   2,000,000          $        -

$475,000 note payable to a bank, interest
 only at prime plus .5% payable quarterly,
 principal and unpaid interest was paid in
 full February 1997, collateralized by a
 certificate of deposit in the amount of
 $346,400                                          361,000                   -

Note payable to a related party, no specified
 interest or terms of repayment                      8,000               8,000
-------------------------------------------------------------------------------

                                            $    2,369,000         $     8,000
-------------------------------------------------------------------------------

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8) License
    Fees


On March 28, 1996, the Federal Communications Commission completed its auction of authorization to provide single channel and multichannel Multipoint Distribution Service ("MDS") in 493 Basic Trading Areas ("BTA"). The Company won bids in three markets: Hickory-Lenoir-Morganton, NC; Wausau-Rhinelander, WI; and Stevens Point-Marshfield-Wisconsin Rapids, WI. The total amount bid for these licenses, after a 15% small business credit, was $3,046,212. On April 5, 1996, the Company submitted a payment of $239,502 that, coupled with its initial deposit of $65,120, made up the initial 10% of the down payment for acquisition of these licenses. On June 28, 1996, the Federal Communications Commission called for the second 10% of the down payment before the BTA authorizations were issued. The Company had until July 8, 1996 to submit a balance of payment of $304,622 to satisfy the initial down payment total. Under confirmation of receipt of down payment, the FCC would issue the BTA authorizations. On July 8, 1996, payment of $118,936 was submitted to the Federal Communications Commission to cover payment on the two Wisconsin BTAs of Sevens Point and Wausau. License fees payable to the FCC of $951,479 for the two Wisconsin licenses will be made over the next ten years in quarterly payments. Interest charged for this installment plan would be based on the rate of the effective ten-year U.S. Treasury obligation at the time of the issuance of the BTA authorization plus two and one-half percent.

On September 1, 1996, the unpaid license fee payable of $1,671,175 for the Hickory, NC, BTA was defaulted on. According to Section 21.959 in the FCC MDA Audit Information Package, a maximum default payment of three percent of the defaulting bidder's bid amount would be due to the FCC. This amount, $65,544, was charged to operations in 1996. The remaining amount, $120,142, of the deposit submitted to the FCC for Hickory, NC was recorded as a refundable deposit at December 31, 1996. In addition, the Company will be liable to the FCC for the difference between the Company's winning bid and a lower winning bid received by the FCC in a subsequent auction of this license. The FCC has not yet announced plans to re-auction the Hickory, NC, BTA license.

(9) Long-Term
    Debt

Long-term debt consists of two loans, principal and interest at 9.7% and 9.25%, payable monthly through August 2000, collateralized by vehicles. Future required principal payments under these loans are as follows: 1997 - $5,736; 1998 - $6,301; 1999 - $6,508 and 2000 - $4,166.

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10)  Stockholders'
      Equity


PREFERRED STOCK

The Company is authorized to issue up to 5,000,000 shares of "blank check" preferred stock and to permit the Board of Directors, without shareholder approval, to establish such preferred stock in one or more series and to fix the rights, preferences, privileges and restriction thereof, including dividend rights, conversion rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series.

On November 25, 1996, the Company designated and sold 500 shares of Series A convertible preferred stock at a price of $1,000 per share (the "Preferred Shares") to two companies (the "Buyers") for $500,000. Under the terms of the stock subscription agreements, each Buyer delivered $50,000 in cash and a $200,000 promissory note at closing. Each promissory note provides for four weekly installments of no less than $50,000 with the final payment due no later than December 31, 1996. The Preferred Shares are being held in escrow and are pledged as security for the promissory notes. As of December 31, 1996, the Company had not received any of the required installment payments according to the terms of the promissory notes.

The Preferred Shares are convertible into shares of common stock of the Company at any time by the Buyers and will be automatically converted into common stock on the effective date of a Registration Statement covering the Preferred Shares. The conversion rate is equal to the lesser of (i) $3.25 per share of common stock or (ii) a discount of 35% from the average of the "bid" for five trading days prior to the effective date of a Registration Statement covering the Preferred Shares (the "Conversion Price"). The common stock issuable upon conversion of the Preferred Shares is subject to certain registration rights. In the event such shares of common stock are not registered and available for sale pursuant to an effective registration statement within 120 days from November 25, 1996 (except in the event the promissory note described above is not timely paid or the holder of such shares is not prompt in providing the Company required information), the Company must issue an additional number of Preferred Shares equal to 10% of the total number for each additional 30-day delay in providing an effective registration statement pursuant to which the common stock underlying the Preferred Shares is registered and delivered to the Buyers. The Company did not

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

complete a Registration Statement, and as discussed above, the Buyers have not made timely payments on the promissory note. Therefore, the Company has not issued additional Preferred Shares to the Buyers subsequent to year end.

The Company has agreed not to issue any additional common stock pursuant to Regulation S of the General Regulations of the Securities and Exchange Commission or to register any of its securities by means of a Form S-8 registration statement without the prior written consent of the Buyers, whose consent shall not be unreasonably withheld.

Subsequent to year end, the Company received payments totaling $100,000. The Company and the Buyers mutually agreed to terminate the subscription agreements and cancel the notes receivable. As a result, the Buyers were only issued 200 of the original 500 shares of preferred stock which were being held in escrow pursuant to the agreements.

STOCK OPTION PLAN

In January 1995, the Company adopted a Stock Option Plan (the "SOP"), pursuant to which officers, directors and key employees of the Company are eligible to receive incentive and/or nonqualified stock options. The SOP covers 200,000 shares of the Company's common stock, $.001 par value. The SOP is administered by the Board of Directors and will expire in 2005. Incentive stock options granted under the SOP are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of the common stock on the date of grant, except that the terms of an incentive stock option granted under the SOP to a stockholder owing more than ten percent of the outstanding common stock may not exceed five years and its exercise price may not be less than 110 percent of the fair market value of the common stock on the date of grant.

The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for options issued to employees. Accordingly, no compensation cost has been recognized for options granted to employees at exercise prices which equal or exceed the market price of the Company's common stock at the date of grant. Options

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

granted at exercise prices below market prices are recognized as compensation cost measured as the difference between market price and exercise price at the date of grant.

Statements of Financial Accounting Standards No. 123 (FAS 123) "Account ing for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's employee stock options had been determined in accordance with the fair value based method prescribed in FAS 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: no dividend yield for both years; an expected life of five years for both years; expected volatility of 130% and 89%; and risk-free interest rates of 6.3% and 5.7%.

Under the accounting provisions of FAS 123, the Company's net loss and loss per share would have been reduced to the pro forma amounts indicated below:

                                        1996                    1995
-------------------------------------------------------------------------------

Net loss
      As reported               $   (1,382,214)          $    (751,959)
      Pro forma                     (1,679,484)               (913,979)

Loss per share
      As reported                         (.70)                   (.51)
      Pro forma                           (.85)                   (.63)
-------------------------------------------------------------------------------


                      TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of options under this plan as of December 31, 1996 and 1995 and changes during the years ending on those dates are presented below:

                                                                             1996                      1995
                                                                 --------------------------  ------------------------
                                                                           WEIGHTED-AVERAGE          WEIGHTED-AVERAGE
                                                                 SHARES    EXERCISE PRICE    SHARES   EXERCISE PRICE
---------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                     20,000    $    9.85               -      $    -
  Granted                                                        57,000         6.50          20,000        9.85
                                                               --------    ---------         -------       -----

Balance at end of year                                           77,000    $    7.37          20,000      $ 9.85
                                                               --------    ---------         -------       -----


Options exercisable at year end                                  77,000    $    7.37          20,000      $ 9.85

Options granted during the year at exercise prices which
 exceed market price of stock at date of grant:
    Weighted average exercise price                              40,000    $    6.60          13,000      $10.18
    Weighted average fair value                                  40,000         5.33          13,000        8.08

Options granted during the year at exercise prices which
 equal market price of stock at date of grant:
    Weighted average exercise price                              17,000    $    6.45           7,000       $9.25
    Weighted average fair value                                  17,000         5.17           7,000        8.14

The following table summarizes information about options under the plan outstanding at December 31, 1996:


                                              OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                            ---------------------------------------------------- ------------------------------------
                                      Number  Weighted-Average                            Number    Weighted-Average
Range of                         Outstanding        Remaining   Weighted-Average     Exercisable    at Dec. 31, 1996
Exercise Prices             at Dec. 31, 1996                    Contractual Life   Exercise Price     Exercise Price

$  5.32 to    5.85                 37,000          8.9 years          $  5.75            37,000           $  5.75
$  7.50 to    8.25                 20,000          4.6                   7.88            20,000              7.88
$  9.25 to  10.18                  20,000          9.0                   9.85            20,000              9.85
                                   ------          ---                -------            ------           -------


                                   77,000          7.8                $  7.37            77,000           $  7.37
                                   ------          ---                -------            ------           -------

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INITIAL PUBLIC OFFERING

On May 10, 1995, the Company completed its initial public offering. The Company sold 1,150,000 shares at $5 per share and 1,610,000 redeemable common stock purchase warrants at $.25 per warrant and received $5,124,632 in proceeds, net of offering costs. The Company used these proceeds to repay indebtedness in connection with its private placements, purchase equipment and for working capital and general corporate purposes.

STOCK WARRANTS

Redeemable Common Stock Purchase Warrants - In connection with the public offering, the Company sold 1,610,000 redeemable common stock purchase warrants at a price of $.25 per warrant. Each warrant entitles the holder to purchase, at any time from the date of the offering through the fifth anniversary date, one share of common stock at a price of $5.75 per share. The warrants are redeemable at a price of $.25 per warrant under certain circumstances.

Private Placement Warrants - In August 1994 and December 1, 1994, the Company issued an aggregate of 625,000 common stock warrants as part of the sale of units of its securities. Such warrants may be exercised no sooner than one year and no later than five years from the date of their issuance at an exercise price of $5.75 per share. The warrants provide for adjustment in the number of shares underlying the warrants upon the occurrence of certain events, such as stock dividends, stock splits or other reclassifications of the Company's common stock, a consolidation or merger of the Company, or a liquidating distribution of the Company's common stock.

Stock Warrants - In connection with the public offering, the Company sold underwriter's stock warrants, at a price of $.001 per warrant. A total of 100,000 warrants to purchase a like number of shares of common stock and 140,000 warrants to purchase a like number of warrants were sold. The underwriter's stock warrants are exercisable at a price of $7.50 per share, and the underwriter's warrants will be exercisable at a price of $.375 per warrant for a period of five years commencing on May 10, 1995. Each warrant underlying the underwriter's warrants is exercisable for one share of common stock at an exercise price of $5.75 per share.

None of these warrants were exercised as of December 31, 1996.

SHARES RESERVED

At December 31, 1996, the Company has reserved 2,675,000 shares of common stock for future issuance under all of the above arrangements.

(11)  Income Taxes

For the period from May 7, 1993 (date of inception) through July 31, 1994, the Company was taxed under the provisions of Subchapter S of the Internal Revenue Code. On July 31, 1994, the Company's status as an S corporation was terminated, and a net operating loss carryforward of approximately $120,000 was generated as a result of the Company's activity during the months of August through December 1994. A reclassification of $236,541 was made from accumulated deficit to additional paid-in capital as a result of the Company's activity during the time that it was an S corporation. This was accomplished through an adjustment during the year ended December 31, 1995.

The components of net deferred income taxes consist of the following:

                                                   1996                  1995
-------------------------------------------------------------------------------

Deferred income tax assets:
      Net operating loss carryforwards        $ 982,200            $  365,000
      Other                                       7,400                     -
-------------------------------------------------------------------------------

Gross deferred income tax assets                989,600               365,000
Valuation allowance                            (826,000)             (317,100)
-------------------------------------------------------------------------------

Total deferred income tax assets                163,600                47,900
-------------------------------------------------------------------------------

Deferred income tax liabilities:
      Depreciation                              (97,200)              (41,800)
      Amortization                              (66,400)               (6,100)
-------------------------------------------------------------------------------

Total deferred income tax liabilities          (163,600)              (47,900)
-------------------------------------------------------------------------------

Net deferred income taxes                    $        -          $          -
-------------------------------------------------------------------------------

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The changes in the valuation allowance for deferred income tax assets were increases of $508,900 and $246,000 during 1996 and 1995, respectively.

The following summary reconciles differences from income taxes at the federal statutory rate with the effective rate:

Year ended December 31,                       1996                   1995
-------------------------------------------------------------------------------

Federal income taxes at statutory rates       (34.0%)               (34.0%)


Losses without tax benefits                    34.0%                 34.0%
-------------------------------------------------------------------------------

Income taxes at effective rates                   0%                    0%
-------------------------------------------------------------------------------


Unused net operating losses for income tax purposes, expiring in various amounts from 2009 through 2011, of approximately $2,505,000 are available at December 31, 1996 for carryforward against future years' taxable income. Under Section 382 of the Internal Revenue Code, the annual utilization of this loss may be limited due to changes in ownership. A valuation allowance of approximately $826,000 has been offset against the tax benefit of these losses due to it being more likely than not that the deferred income tax assets will not be realized.

(12) Extraordinary
     Item

The extraordinary loss in 1995 was from early repayment of 8% secured promissory notes due in 1999 obtained in two separate private placement offerings in 1994 (see Note 10).

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(13) Supplemental
     Cash Flow
     Information

Certain supplemental disclosure of cash flow information and noncash investing and financing activities for the years ended December 31, 1996 and 1995 is as follows:

                                                    1996                1995
-------------------------------------------------------------------------------


Cash paid during the year for:

      Interest                                $   197,722     $        82,733
-------------------------------------------------------------------------------

Noncash investing and financing activities:
      Write-off of debt issuance costs        $         -     $       164,447
      Common stock issued for acquisitions      1,000,000                   -
      Common stock issued for consulting fees     988,000                   -
      Preferred stock issued for note receivable  400,000                   -
      Licenses acquired for notes payable       1,189,361                   -
      Note payable issued in connection
       with acquisition                         2,000,000                   -

      Long-term debt incurred in connection with
       the purchase of property and equipment      23,732                   -
-------------------------------------------------------------------------------


(14)  Subsequent
      Event

On February 12, 1997, the Company and Seller entered in an agreement providing for the restructuring of the note given by the Company to Seller as payment for the acquisition of Canal 19. This agreement was amended and restated by a letter agreement dated February 21, 1997. The agreement, as amended and restated, provided for the Company to make a payment of $625,000 toward reduction of the principal balance of the note on or before March 7, 1997. The remaining principal balance, plus accrued interest thereon, was to be paid on or before February 23, 1998, provided that, with an additional payment of $100,000, the Company could extend such maturity date for an additional period of six months. The Company paid Seller a deposit of $50,000 on February 24, 1997 and, as consideration for the restructuring of the note, agreed to issue to Seller 100,000 shares of its common stock, par value $.001 per share, having certain piggy back registration rights. The $50,000 deposit was to be applied toward the principal

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

balance of the note provided, however, that if the $625,000 principal reduction payment was not timely paid, Seller could retain such deposit. The Company failed to pay the $625,000 payment, the $50,000 was retained and on April 2, 1997, Seller declared the Note to be in default.

On April 14, 1997, the Company entered into a letter of understanding with the Seller for the restructuring of the $2 million debt into a convertible debenture to mature in 12 months with interest to accrued at 12% per annum (7% to be paid monthly and 5% at maturity). The principal amount of the debenture will be $2 million plus certain expenses owed or reimbursable to Seller at the issue date of the debenture. At the Company's option, $1 million of this amount may be extended for an additional period of 12 months with interest to accrue on such amount at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity). The Seller will have the option, exercisable within six months of the issue date of the debenture, to elect to extend the maturity date of the debenture of an additional 12 months, in which event, commencing on the first day of the 13th month after the issue date of the debenture, one-half of the principal amount will accrued interest at 12% per annum (7% to be paid monthly in arrears and 5% to be paid at maturity) and one-half of the principal amount will accrue interest at 15% per annum (8% to be paid monthly in arrears and 7% to be paid at maturity).

As consideration for this debt structuring, Seller will (i) be issued 180,000 shares of the Company's common stock with piggy back registration rights; (ii) be entitled to nominate two members to the Company's Board of Directors until such time as Seller has exercised the conversion rights under the debenture; and
(iii) receive a release from any liability in connection with the Costa Rica acquisition.

The debenture will be convertible by Seller into the Company's common stock at any time after the issue date prior to payment of the debenture on at least 30 days' advance notice to the Company. The conversion price is equal to the lesser of (a) $1.00 per share of common stock or (b) a price per share of common stock equal to the average of the closing "bid" for the Company's common stock as reported on NASDAQ for the five trading days immediately

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

prior to the conversion date. The Company also will reserve for issuance upon conversion a sufficient number of shares of common stock and will register such reserved shares and maintain an effective registration statement for such shares for a period of 26 months.

The Seller will have the option to the return of the 12 microwave frequency licenses held by Canal 19 in exchange for the Company's use of part of Seller's Channel 19 offices for an additional sales office and the provision to the Company of approximately $25,000 to $30,000 per year in advertising on Channel 19 for up to five years.

If the Company defaults in its obligations under the debenture, then Seller will be entitled to a transfer of all stock of Canal 19, Grupo and TelePlus and to the right to purchase all capital assets of the Company in Costa Rica for fair market value. The assets of Canal 19 consist primarily of rights to licenses, for which applications are pending with the Republic of Costa Rica, for the exclusive use of these "superband" television frequency channels and twelve microwave frequency channels. The assets of Grupo consist primarily of licenses for the exclusive use of three UHF frequency channels. The assets of Teleplus consist primarily of subscriber contracts, transmission equipment and subscriber reception equipment necessary for the operation of the Costa Rican wireless cable television service.

The Company and Seller are currently negotiating and drafting the terms of definitive agreements to reflect the terms of the preliminary understanding. Pending the execution of definitive agreements, Seller has agreed to abate any proceedings or remedies for default of the debt. While the Company is optimistic that definitive agreements on the terms described above will be executed in due course, no assurance thereof can be given.

(15) Going Concern
     Consideration

The Company's financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company has suffered recurring losses from operations. At December 31, 1996, the Company had

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

an accumulated deficit of approximately $2,285,000 and a working capital deficit of approximately $1,120,000.

During the year ended December 31, 1996, the Company was successful in acquiring two companies with broadcast channel rights in Costa Rica and won FCC bids for three FCC broadcast channel licenses in the U.S. The Company expended significant capital to complete these acquisitions and make initial payments towards the FCC licenses.

The Company's expansion activities and net losses have placed substantial pressure on the working capital and liquidity of the Company. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. Although the Company believes that funds expected to be generated from operations and additional debt or equity financing will be sufficient to fund the Company's working capital requirements for at least six months following the Company's planned registration with the SEC of unissued common stock in the second quarter of 1997, there can be no assurance that the Company will be able to procure additional capital through public or private financing efforts or generate sufficient revenues to fund its operations after such period. The Company is actively pursuing additional financing alternatives. However, the Company has no arrangements or commitments for additional capital. The Company does not currently have any available bank credit facilities. The ability of the Company to finance its activities and growth will depend on its ability to procure additional financing, achieve a profitable level of operations, consummate its agreement to restructure the $2,000,000 note payable related to the Costa Rica acquisition (see Notes 1 and 14) and meet its financial obligation to the U.S. government to avoid defaulting on the FCC licenses purchased at auction.

UNAUDITED

On May 19, 1997, the Company entered into a Debt Restructuring Agreement with the holder of the $2,000,000 note payable related to the Costa Rica acquisition for the restructuring of the debt into a secured Convertible

                     TEL-COM WIRELESS CABLE TV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Debenture to mature in 12 months with interest to accrue at 12% per annum (7% to be paid monthly and 5% at maturity.)

As consideration for the debt restructuring, the Company agreed to issue (i) 180,000 shares of the Company's common stock, (ii) a warrant to purchase 500,000 shares at $1.00 per share, and (iii) a warrant to purchase 500,000 shares at $5.00 per share.

The Convertible Debenture is convertible into the Company's common stock at any time after the issue date prior to payment of the Debenture at the lesser of (1) $.50 per share of common stock or (2) a price per share of common stock equal to the average of the closing "bid" for the Company's common stock for the five trading days immediately prior to the conversion date.

===============================================================================
NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THE COVER PAGE HEREOF, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         -----------------------------

                                TABLE OF CONTENTS

                                                  PAGE
                                                  ----
AVAILABLE INFORMATION...............................3
PROSPECTUS SUMMARY..................................4
FORWARD-LOOKING STATEMENTS..........................8
RISK FACTORS........................................9
PRICE RANGE OF COMMON STOCK........................19
USE OF PROCEEDS....................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.......................................21
BUSINESS...........................................27
MANAGEMENT.........................................40
PRINCIPAL SHAREHOLDERS.............................45
SELLING SHAREHOLDERS...............................47
CERTAIN TRANSACTIONS...............................49
DESCRIPTION OF SECURITIES..........................53
PLAN OF DISTRIBUTION...............................57
LEGAL MATTERS......................................57
EXPERTS............................................58
INDEX TO FINANCIAL STATEMENTS.....................F-1

===============================================================================

===============================================================================


                                4,899,643 SHARES


                           TEL-COM WIRELESS CABLE TV
                                  CORPORATION

                                  COMMON STOCK



                            ------------------------

                                   PROSPECTUS

                            ------------------------


                              FEBRUARY ____, 1998



===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company estimates that its expenses in connection with this registration statement will be as follows:

         Securities and Exchange Commission registration fee.    $     2,060.66
         Legal fees and expenses.............................         30,000.00
         Accounting fees and expenses........................          4,000.00
         Miscellaneous.......................................          3,939.34

                  Total......................................    $    40,000.00
                                                                      =========

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in the FBCA. The Company's Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law. The Company has also entered into agreements with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Pursuant to certain registration rights agreements, each of the Company and the Selling Shareholders has agreed to indemnify the others and their directors, officers, agents and representatives (and with respect to the indemnification by the Company, any underwriters) against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 16.      EXHIBITS.

   EXHIBIT
    NUMBER    DESCRIPTION OF EXHIBIT
   -------    ----------------------
     5.1      Opinion of Broad and Cassel.

    23.1      Consent of Broad and Cassel (included in Exhibit 5.1 hereto).

    23.2      Consent of BDO Seidman, LLP.

    24.1      Power of Attorney (see page II-4 of the Registration Statement).

-------------------


ITEM 17.          UNDERTAKINGS.

         (a) RULE 415 OFFERING. The undersigned Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

                          (ii)     Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                         (iii)     Include any additional or changed material
information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Miami Beach, State of Florida, on this 12th day of February, 1998.

                                          TEL-COM WIRELESS CABLE TV
                                          CORPORATION

                                          By: /s/ Melvin Rosen
                                              ---------------------------------
                                              Melvin Rosen
                                             Chairman of the Board and President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Melvin Rosen and Samuel H. Simkin his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                                     TITLE                                 DATE
---------                                                     -----                                 ----

/s/ Melvin Rosen                               Chairman of the Board and President            February 12, 1998
-----------------------------------
MELVIN ROSEN                               (principal executive officer and principal
                                                financial and accounting officer)

/s/ Samuel H. Simkin                                Vice President, Director                  February 12, 1998
-----------------------------------
SAMUEL H. SIMKIN

/s/ Dennis J. Devlin                                        Director                          February 12, 1998
-----------------------------------
DENNIS J. DEVLIN


                                 EXHIBIT INDEX




EXHIBIT                          DESCRIPTION
-------                          -----------

5.1                 Opinion and Consent of Broad & Cassel

23.2                Consent of BDO Seidman, LLP